UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder,

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. (“FIS” or the “Company”). The meeting will be held on May 19, 2021, at 10:00 a.m., Eastern Time, and is scheduled to take place in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204, however, due to the pandemic caused by the coronavirus or COVID-19, we may hold the meeting by means of remote communication, as described in the Notice of Annual Meeting and Proxy Statement below.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

●	the business to be considered;
●	who may vote; and
●	the different methods by which you may vote.

Whether or not you plan to attend the annual meeting, please vote by one of the available methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the Board of Directors, I thank you for your investment in FIS.

Sincerely,

Gary A. Norcross

Chairman and Chief Executive Officer

NOTICE OF ANNUALMEETING OF SHAREHOLDERSTo the Shareholders of Fidelity National Information Services, Inc.:Notice is hereby given that the 2021 Annual Meeting of Shareholdersof Fidelity National Information Services, Inc. will be held onMay 19, 202110:00 AM Eastern TimePeninsular Auditorium601 Riverside AvenueJacksonville, Florida 32204

FOR THE FOLLOWING PURPOSES:

You will be asked to consider three proposals at the annual meeting.

1 to elect ten (10) members of the Board of Directors to serve until the 2022 annual meeting of shareholders or, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2  to approve, on an advisory and non-binding basis, the compensation of our named executive officers; and

3  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

The Board of Directors has set March 25, 2021 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

●   receive notice of the meeting; and

●   vote at the meeting and any adjournments or postponements of the meeting.

FIS is actively monitoring developments regarding the coronavirus or COVID-19 pandemic and preparing in the event any changes to our annual meeting are necessary or appropriate. The health and safety of our shareholders and employees are of paramount concern to the Board of Directors and management. If public health developments warrant, we may add procedures or limitations on meeting attendees and/or may decide to hold the meeting by means of remote communication, as permitted by applicable law. If we determine to make any change, we will announce the changes as soon as practicable before our Annual Meeting and provide instructions on how shareholders can participate and inspect a list of shareholders of record in a press release available at https://www.investor.fisglobal.com and filed with the SEC as additional proxy material.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the annual meeting, please read these proxy materials and cast your vote on the matters that will be presented at the meeting.

You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Charles H. Keller

Corporate Secretary

Fidelity National Information Services, Inc.	3

Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204

General Information About the Company

(As of December 31, 2020)

More than 62,000 employees worldwide
Serving 90% of the top 50 global banks
And 15 of the top 25 merchants
$12.6 billion in revenue
$868 million of dividends paid

Proxy Statement

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc., a Georgia corporation, for use at the Annual Meeting of Shareholders to be held on May 19, 2021, at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 9, 2021, to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 438-6000.

4	Fidelity National Information Services, Inc.

Frequently Asked Questions

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the annual meeting because you were a shareholder of the Company at the close of business on March 25, 2021 (the “record date”); therefore, you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 25, 2021, are entitled to vote. On that day, 622,119,720 shares were issued, outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record, that is, all shares registered in your name.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

1.	In person at the annual meeting. All shareholders of record may vote in person at the annual meeting by bringing the enclosed proxy card and proof of identification; or

2.	By proxy. There are three ways to vote by proxy:

a.	by internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

b.	by mail, using the enclosed proxy card and return envelope; or

c.	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, which, as discussed on the notice of annual meeting of shareholders, may be held by means of remote communication if public health conditions warrant, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you authorize someone else to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Chief Legal Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the corporate Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

Fidelity National Information Services, Inc.	5

Frequently Asked Questions (continued)

What if I submit a proxy and later change my mind?

If you submit your proxy and later wish to revoke it, you may do so by doing one of the following:

(i)	giving written notice to the Corporate Secretary prior to the annual meeting;
(ii)	timely submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or
(iii)	casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

For Proposal No. 1, regarding the election of directors, to be elected, each of the director nominees named in this proxy statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for election or re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, in that situation, our Corporate Governance and Nominating Committee would promptly make a recommendation to the Board about whether to accept or reject the resignation of the “holdover” director and the Board would then take action on the recommendation no later than 180 days following the date of the election.

For Proposal No. 2, regarding a non-binding advisory vote on the compensation paid to our named executive officers, under Georgia law, the action will be approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 3, regarding the appointment of KPMG LLP, under Georgia law the action will be approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Accordingly, with respect to Proposals No. 1 and 2, broker non-votes will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to each proposal, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote.

6	Fidelity National Information Services, Inc.

Frequently Asked Questions (continued)

Who pays the cost of soliciting proxies?

The Company pays the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, email or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for an estimated fee of $15,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or proxy statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 30170, College Station, TX 77842-3170; or by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2020 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or proxy statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

The Annual Report is also available on the Investor Relations page of our website at http://www.fisglobal.com or on the SEC’s website at www.sec.gov/edgar. The content on our website does not constitute a part of this proxy statement.

Fidelity National Information Services, Inc.	7

Proposal No. 1: Election of Directors

Certain Information About Our Directors

The FIS Board is diverse, with four of nine independent directors being either female or racially diverse. More broadly, the collective skills, talents, experiences and perspectives of the Board are also diverse. We have executives who have worked in the fields of banking, technology and financial services. We have several current or former CEOs, but also have directors who have had executive responsibilities globally in operations, finance, sales and legal functions. Their tenure on the FIS Board spans from several months to more than 19 years. All of this allows the directors to bring diversity of thought, background and experience to bear on the matters addressed by the Board.

The collective skills and experience of our board supports the strategy of our company

FIS is a global leader in financial services technology, with a focus on banking and payments, capital markets and merchant solutions. With a deep and broad set of solutions, FIS serves its global client base by providing the software and services that advance the way the world pays, banks and invests. The foundation of both the Company’s success and long-term growth strategy includes the following pillars.

Build, Buy, or Partner to Add Solutions to Win New Clients and Cross-sell to Existing Clients. We continue to invest in organic growth through internal software development as well as through acquisitions and equity investments that complement and extend our existing solutions and capabilities, providing us with additional solutions to cross sell existing clients and capture the interest of new clients. We also partner from time to time with other entities to provide comprehensive offerings to our clients and prospects. By investing in solution innovation, we continue to expand our value proposition to our clients and prospects.

Support Our Clients Through Innovation. Changing market dynamics, particularly in the areas of digital delivery, information security, and regulation, are transforming the way our clients operate, which is driving incremental demand for our integrated solutions and services built around our intellectual property. As clients and prospects evaluate technology, business process changes and vendor risks, our depth of services capabilities enable us to become involved earlier in their planning and design process and assist them as they manage through these changes.

Drive Efficiency and Scalability. We strive to improve the efficiency of our operations through investments in new technologies, processes and infrastructure modernization. We also leverage a one-to-many operating model for the majority of our solutions, which drives high incremental margins on revenue growth, while also providing cost-effective solutions for our clients.

Expand Client Relationships. Through our global sales force and strategic commercial partnerships, we drive growth through client additions and through the expansion of existing client relationships in support of our clients’ growth ambitions. Our clients across our strategic global markets reach across the size spectrum from large enterprises and financial institutions, including global or multi-national clients, to small businesses and community or regional financial institutions.

Allocate Our Capital and Resources Strategically. As we make decisions with respect to building, buying or partnering to drive innovation in support of our clients, we prioritize the allocation of capital and other resources to the opportunities providing the highest client benefit and growth potential. We also continually review our portfolio of assets and businesses to assess their fit with our strategy and will from time to time decide to wind down or divest businesses or assets to redeploy capital to our areas of strategic focus. We believe that keeping our team and our capital strategically focused benefits our existing clients and our ability to win new clients.

8	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

The collective skills and experience of our directors are broad and supports each of the pillars of our long-term growth strategy. The following chart summarizes those skills under several criteria critical to the success of FIS. Virtually all of our directors have expertise in these categories; however, we have only counted those directors in this chart whose experience in each category is deemed to be significant.

Expertise of our independent directors

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Current or Former CEO

Banking or Financial Services Experience

Government and Regulatory

Financial Expertise

Enterprise Risk Management

Technology

Sustainability

Human Capital Management

Fidelity National Information Services, Inc.	9

Proposal No. 1: Election of Directors

Diversity

Independent Director Tenure and Age

Tenure	Age

0-3	55-65

4-6	66-70

7-10	71+

11+

Average tenure of 4.1 Years

10	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Board Committees (As of March 25, 2021)

NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	RISK AND TECHNOLOGY	EXECUTIVE

Lee Adrean*	Member			Member

Ellen R. Alemany	Member		Chair		Member

Jeffrey A. Goldstein	Member	Member

Lisa A. Hook	Member			Chair	Member

Keith W. Hughes		Chair		Member	Member

Gary L. Lauer		Member	Member

Gary A. Norcross					Chair

Louise M. Parent	Chair		Member		Member

Brian T. Shea			Member	Member

James B. Stallings, Jr.		Member		Member

Jeffrey E. Stiefler (Lead Independent Director)		Member	Member		Member

Number of Meetings in Fiscal 2020	9	5	4	6	0**

* In the first quarter of 2021, Lee Adrean notified the Board of his intention to not stand for re-election and to retire at the end of his term on May 19, 2021.

** In lieu of holding meetings of the Executive Committee, the Chairman elected to hold additional meetings with the full Board throughout the year.

Director independence

Section 303A.02 of the NYSE Listing Standards, as approved by the SEC, sets the standard by which directors of publicly traded companies listed with the NYSE shall be deemed independent. Pursuant to Section 303A.02, the Board has determined that all current FIS directors, other than Mr. Norcross, are independent.

Information about the nominees for election

Our business is managed under the direction and oversight of our Board. The Articles of Incorporation and Bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our proposed nominees for election to the board consist of nine non-employee directors and one management director. Each member of our Board is elected annually for a one-year term.

Each person elected will hold office until the 2022 annual meeting of shareholders or until his or her successor is duly elected and qualified, or until earlier resignation or removal. Our Board has no reason to believe that any nominee for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve prior to the 2021 annual meeting of shareholders, proxies will be voted for another nominee selected by the Board. Proxies cannot be voted for more than ten persons. Alternatively, at our Board’s discretion, proxies may be voted for fewer nominees as a result of a director’s inability or unavailability to serve.

Fidelity National Information Services, Inc.	11

Proposal No. 1: Election of Directors

The following is biographical information concerning the ten nominees for election as directors of the Company:

The number of Public Company Boards listed for each nominee does not include their service on the FIS Board.

Nominees for election as director

Ellen R. Alemany	Independent Director
Director since: 2014 Age: 65	Committee Chair: Corporate Governance and Nominating Committee Member: Audit, Executive Public Company Boards: 1

Ms. Alemany is the current Chairwoman, CEO and President of CIT Group, Inc., and the Chairwoman, CEO and President of CIT Bank, N.A., a subsidiary of CIT Group, Inc. She joined CIT in October 2015. Ms. Alemany was the Chairwoman and Chief Executive Officer of The Royal Bank of Scotland Citizens Financial Group from 2008 until October 2013. Prior to that, Ms. Alemany served as the Chief Executive Officer of Global Transaction Services at Citibank/Citigroup from 2006 until 2007, after holding various roles in her twenty-year career with Citibank/Citigroup. From August 2012 until October 2016, Ms. Alemany served on the Board of Automatic Data Processing. Ms. Alemany has served as a director of CIT from 2014.

Skills and qualifications

Ms. Alemany’s qualifications to serve on the FIS Board include her more than 30 years of experience in the banking industry and her extensive knowledge of technology, finance, regulatory and compliance matters.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions
Current or Former CEO

Banking or Financial Services Experience

Government and Regulatory

Financial Expertise

Enterprise Risk Management

Technology

Sustainability
Human Capital Management

12	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Jeffrey A. Goldstein	Independent Director
Director since: 2020 Age: 65	Committee Chair: None Committee Member: Audit, Compensation Public Company Boards: 1

Mr. Goldstein is a Senior Advisor to Canapi Ventures, a venture capital firm, and Advisor Emeritus at Hellman & Friedman LLC, a private equity firm. He was the Chief Executive Officer of SpringHarbor Financial Group LLC from December 2016 through 2018. Mr. Goldstein was a Managing Director at Hellman & Friedman from 2004 to 2009 and from 2011 to 2016 and a Senior Advisor from 2016 to 2019. He was Under Secretary of the Treasury for Domestic Finance and Counselor to the Secretary of the Treasury from 2009 to 2011. In 1999, Mr. Goldstein became a managing director of the World Bank and he also served as Chief Financial Officer beginning in 2003. Since 2014 Mr. Goldstein has been a Board member of Bank of New York Mellon.

Skills and qualifications

Mr. Goldstein’s qualifications to serve on the FIS Board include his extensive experience in mergers and acquisitions, corporate finance and government and financial regulation.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Banking or Financial Services Experience

Government and Regulatory

Financial Expertise

Enterprise Risk Management
Human Capital Management

Fidelity National Information Services, Inc.	13

Proposal No. 1: Election of Directors

Lisa A. Hook	Independent Director
Director since: 2019 Age: 63	Committee Chair: Risk and Technology Committee Member: Audit, Executive Public Company Boards: 3

Ms. Hook served as President and Chief Executive Officer of NeuStar, Inc., an information services and data analytics provider, from October 2010 to July 2018, and as a director from November 2010 to July 2019. Prior to joining NeuStar, Ms. Hook served as President and Chief Executive Officer of Sunrocket, Inc., a voice over IP service provider, from 2006 to 2007. From 2001 to 2004, she held several executive-level posts at America Online, Inc., a web services company. Ms. Hook also served in executive and special advisory roles at Time Warner, Inc., was legal adviser to the Chairman of the Federal Communications Commission, and was a senior attorney at Viacom International, Inc. Ms. Hook is a director of Philip Morris International Inc., Ping Identity Holdings, Inc., Unisys, Inc., and Partners Group Holding AG, and she previously served as Senior Independent Director of RELX PLC and RELX NV. Ms. Hook previously served on the Board of Worldpay, Inc. from 2015 until the acquisition by FIS on July 31, 2019.

Skills and qualifications

Ms. Hook’s qualifications to serve on the FIS Board include her significant executive and leadership experience and service as a director at several public companies.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Current or Former CEO

Government and Regulatory

Financial Expertise

Enterprise Risk Management

Technology

14	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Keith W. Hughes	Independent Director
Director since: 2002 Age: 74	Committee Chair: Compensation Committee Member: Executive, Risk and Technology Public Company Boards: None

Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. From February 2011 until May 2016, Mr. Hughes served as a director of THL Credit Inc.

Skills and qualifications

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive Officer of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

Public Company Board Experience
Current or Former CEO

Banking or Financial Services Experience

Financial Expertise
Human Capital Management

Fidelity National Information Services, Inc.	15

Proposal No. 1: Election of Directors

Gary L. Lauer	Independent Director
Director since: 2019 Age: 68	Committee Chair: None Committee Member: Compensation, Corporate Governance and Nominating Public Company Boards: None

Mr. Lauer serves as Executive Director and a co-founder of the Eminent Series Group, a position he has held since July 2017. Mr. Lauer serves as an associate consultant of Bain and Company. Prior to this position, he served as Chief Executive Officer of eHealth, Inc., a position he held from December 1999 to May 2016, and Chairman of eHealth’s Board of Directors, a position he held from December 1999 to May 2016. Prior to joining eHealth, Mr. Lauer was Chairman and Chief Executive Officer of MetaCreations Corporation from 1998 to December 1999. Prior to joining MetaCreations, Mr. Lauer was part of the senior executive team that helped build Silicon Graphics, Inc. into a leading computing manufacturer. Mr. Lauer began his career at IBM. Mr. Lauer previously served on the Board of Worldpay, Inc. from 2012 until the acquisition by FIS on July 31, 2019.

Skills and qualifications

Mr. Lauer’s qualifications to serve on the FIS Board include his significant operational and leadership experience as the Chief Executive Officer and Chairman of eHealth for more than sixteen years and as a former senior executive of several technology companies.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions
Current or Former CEO

Government and Regulatory

Financial Expertise

Technology

Sustainability
Human Capital Management

16	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Gary A. Norcross	Chairman and Chief Executive Officer
Director since: 2013 Age: 55	Committee Chair: Executive Committee Member: None Public Company Boards: None

Mr. Norcross is the Chairman and Chief Executive Officer of FIS. He served as Chief Executive Officer since 2015, and has served as Chairman since 2018. From March 2012 to January 2015, he served as Chief Operating Officer of FIS, and from March 2012 to March 2021, he served as President of FIS. From October 2009 to March 2012, he served as Corporate Executive Vice President, Chief Operating Officer of FIS, and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President of the Integrated Financial Solutions division of FIS beginning in February 2006 and held the position of Senior Vice President of the Integrated Financial Solutions division of FIS and its predecessors from June 1996 to February 2006. He served FIS in various other capacities between 1988 and 1996. In 2017, Mr. Norcross joined the Board of the Guardian Life Insurance Company, a mutual insurance company.

Skills and qualifications

Mr. Norcross’ qualifications to serve on the FIS Board include over 32 years of experience with FIS and its predecessors in executive and operations management, as well as risk, financial and human resources management. Mr. Norcross also has valuable financial services industry knowledge and experience with mergers and acquisitions.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions
Current or Former CEO

Government and Regulatory

Financial Expertise

Enterprise Risk Management

Technology
Human Capital Management

Fidelity National Information Services, Inc.	17

Proposal No. 1: Election of Directors

Louise M. Parent	Independent Director
Director since: 2017 Age: 70	Committee Chair: Audit Committee Member: Corporate Governance and Nominating, Executive Public Company Boards: 1

Ms. Parent is currently Of Counsel to the law firm of Cleary Gottlieb Steen & Hamilton LLP. From 1993 until her retirement in 2013, Ms. Parent served as Executive Vice President and General Counsel of American Express Company. During that time, she also served as a director of American Express Travel Related Service Company, its principal operating subsidiary, and American Express Centurion Bank, a U.S. banking subsidiary. Ms. Parent served on the Supervisory Board of Deutsche Bank AG from July 2014 through 2018 and also serves on the Board of Zoetis, Inc., a public company specializing in animal health.

Skills and qualifications

Ms. Parent’s qualifications to serve on the FIS Board include over 25 years of experience in the payments and financial services industries, and her extensive expertise in legal, compliance and corporate governance matters.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Banking or Financial Services Experience

Government and Regulatory

Enterprise Risk Management

18	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Brian T. Shea	Independent Director
Director since: 2018 Age: 60	Committee Chair: None Committee Member: Corporate Governance and Nominating, Risk and Technology Public Company Boards: 1

Mr. Shea served as Vice Chairman and Chief Executive Officer of Investment Services for BNY Mellon from 2014 until December 2017. Mr. Shea was the Chairman and Chief Executive Officer of Pershing, LLC, a BNY Mellon company, from 2010 to 2013, served as the President and COO of Pershing, LLC from 2001 to 2010 and served in a variety of executive roles with Pershing since 1983. Mr. Shea serves as a director of Ameriprise Financial, Inc.

Skills and qualifications

Mr. Shea’s qualifications to serve on the FIS Board include his more than 30 years of experience in the securities, investment services and banking industries, as well as his expertise in global enterprise operations, financial technology, financial regulations, corporate development and corporate governance.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Current or Former CEO

Banking or Financial Services Experience

Government and Regulatory

Financial Expertise

Enterprise Risk Management

Technology

Sustainability
Human Capital Management

Fidelity National Information Services, Inc.	19

Proposal No. 1: Election of Directors

James B. Stallings, Jr.	Independent Director
Director since: 2013 Age: 65	Committee Chair: None Committee Member: Compensation, Risk and Technology Public Company Boards: 2

Since 2013, Mr. Stallings has been the Chief Executive Officer and Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies. He has been directly involved in starting dozens of new ventures in FinTech, HealthTech, and SaaS. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009 and from 1984 to 1996, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company. Mr. Stallings is currently a director of UGI Corporation and Cannae Holdings, Inc. He holds a Bachelor of Science degree from the U.S. Naval Academy and served as a Captain in the U.S. Marine Corps. Mr. Stallings serves as a Trustee of the Folded Flag Foundation which provides scholarships to descendants of fallen warriors in the U.S. Military.

Skills and qualifications

Mr. Stallings’ qualifications to serve on the FIS Board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Current or Former CEO

Banking or Financial Services Experience

Financial Expertise

Enterprise Risk Management

Technology

Sustainability
Human Capital Management

20	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Jeffrey E. Stiefler	Lead Independent Director
Director since: 2019 Age: 74	Committee Chair: None Committee Member: Compensation, Corporate Governance and Nominating, Executive Public Company Boards: 1

Mr. Stiefler previously served as Worldpay’s Chairman from March 2012 to January 2018 and served as Worldpay’s Lead Director from February 24, 2019 to July 31, 2019. Mr. Stiefler served as chairman of the board of directors of Vantiv Holding, LLC from August 4, 2010 until March 2012. He currently serves on the board of directors of LogicSource, Inc. and OneSpaWorld Holdings Limited. He previously served on the boards of directors of LPL Financial Corporation and VeriFone Systems, Inc., and served as Lead Director of Taleo Corporation, Inc. prior to its acquisition by Oracle Corporation in April 2012. Mr. Stiefler served as a Venture Partner at Emergence Capital Partners from 2008 through the beginning of 2013. Mr. Stiefler was the Chairman, President and CEO of Digital Insight from August 2003 until the company’s acquisition by Intuit in February 2007. Prior to Digital Insight, Mr. Stiefler worked with several private equity firms as an operating advisor and held a variety of positions at American Express, including President and Director of the company, and President and CEO of American Express Financial Advisors.

Skills and qualifications

Mr. Stiefler’s qualifications to serve on the FIS Board include his significant senior management expertise at public companies as well as his operational and strategic experience and current and past board experience, including having had the role of chairman of the board of directors of a public company.

Public Company Board Experience

Global Business Experience

Mergers and Acquisitions

Current or Former CEO

Banking or Financial Services Experience

Financial Expertise

Technology
Human Capital Management

The Board recommends that the shareholders vote “FOR” the election of each director nominee.

Fidelity National Information Services, Inc.	21

Proposal No. 2: Advisory Vote on Executive Compensation

Advisory vote on executive compensation

We hold a non-binding advisory “say on pay” vote every year, which received approval from 46% of the shares voted at our 2020 shareholders’ meeting. This low vote was largely due to concerns with a one-time Worldpay Integration Incentive Program. By comparison, at our 2019 annual meeting, over 93% of the shares that voted approved our “say on pay” proposal.

Since receiving the low results on our 2020 “say on pay” proposal (for the 2019 compensation of our Named Executive Officers), our Board responded by providing oversight and participating with management in a comprehensive shareholder engagement program where we sought meetings with our top 30 shareholders and proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), to seek input regarding our executive compensation program, governance practices and ESG program. Our “listening tour” provided shareholders an opportunity to offer feedback on these programs. See Compensation Governance – Shareholder and Other Stakeholder Engagement on page 34 for an overview of our 2020 shareholder engagement program, the feedback we received from shareholders and the actions taken in response to such feedback.

Our approach and process to executive compensation ensures a strong link between pay and Company performance, a sound design of our compensation program, and strong executive compensation practices and governance. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation Committee of the Board (“Compensation Committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation opportunities. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis only if they attain certain specified goals. The Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review, among other things, the compensation market and best practices.

We believe that our current executive compensation program directly links the compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. The Board and the Compensation Committee believe that the success of our compensation program is evidenced by our long-term financial performance and the resulting value creation for our shareholders.

Accordingly, we ask our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the 2020 Summary Compensation Table and the other related tables and disclosures.”

The Board recommends that the shareholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

22	Fidelity National Information Services, Inc.

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

Ratification of KPMG as the Company’s independent registered public accounting firm

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the Audit Committee of the Board of Directors (“Audit Committee”), in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

In choosing our independent registered public accounting firm, our Audit Committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal accounting fees and services

The Audit Committee engaged KPMG to audit the consolidated financial statements of the Company for the 2020 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2020 and 2019, we were billed the following fees by KPMG:

	2020	2019

Audit Fees	$12,656,783	$12,698,754

Audit-Related Fees	$140,290	$130,635

Tax Fees	$688,061	$1,029,056

All Other Fees	$424,365	$67,899

Audit fees. Audit fees consisted of fees for the audits, registration statements and other filings related to the Company’s 2020 and 2019 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-related fees. Audit-related fees in 2020 and 2019 consisted primarily of fees for various agreed upon procedures and other assurance reports.

Tax fees. Tax fees in 2020 and 2019 consisted principally of fees for tax compliance, tax planning and tax advice.

All other fees. Other non-audit permitted services associated with various initiatives by the Company.

Fidelity National Information Services, Inc.	23

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

Approval of accountants’ services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures for pre-approving work performed by KPMG. Specifically, the Audit Committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our Audit Committee chair, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our Audit Committee chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Any other services are required to be pre-approved by the Audit Committee.

The Board recommends that the shareholders vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2021.

24	Fidelity National Information Services, Inc.

Security Ownership of Certain Beneficial Owners,

Directors and Executive Officers

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security ownership of certain beneficial owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of shares beneficially owned	Percent of class

The Vanguard Group (1)	48,952,977	7.9%

BlackRock, Inc. (2)	43,071,431	6.9%

T. Rowe Price Associates Inc. (3)	31,543,795	5.0%

(1)

According to a Schedule 13G filed on February 10, 2021, The Vanguard Group, Inc., a Pennsylvania corporation, 100 Vanguard Blvd., Mavern, PA 19355, has sole power to vote 0 shares, sole power to dispose or direct disposition of 46,235,353 shares, shared power to vote 1,025,881 shares, and shared power to dispose of 2,717,624 shares

(2)

According to a Schedule 13G filed on January 29, 2021, BlackRock, Inc., a Delaware corporation, 55 East 52nd Street, New York, New York, 10055, has sole power to vote 37,938,918 shares and sole power to dispose or direct the disposition of 43,071,431 shares.

(3)

According to a Schedule 13G filed on February 16, 2021, T. Rowe Price Associates, Inc., a Maryland corporation, 100 E Pratt Street, Baltimore, MD 21202, has sole power to vote 11,979,508 shares and sole power to dispose or direct disposition of 31,543,795 shares.

Fidelity National Information Services, Inc.	25

Security ownership of management and directors

The following table sets forth information regarding beneficial ownership of our common stock as of March 25, 2021 by:

●	each director and nominee for director;

●	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

●	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of shares owned (1)	Number of options (2)	Total	Percent of total outstanding

Lee Adrean	17,854	0	17,854	*

Ellen R. Alemany (3)	35,287	0	35,287	*

Martin R. Boyd	20,917	39,525	60,442	*

Stephanie L. Ferris (4)	0	26,329	26,329	*

Jeffrey A. Goldstein	0	0	0	*

Mark L. Heimbouch (5)	0	0	0	*

Lisa A. Hook	7,897	0	7,897	*

Keith W. Hughes (6)	21,846	12,800	34,646	*

Gary L. Lauer	14,515	0	14,515	*

Bruce F. Lowthers	78,353	87,990	166,343	*

Gary A. Norcross	855,612	1,763,890	2,619,502	*

Louise M. Parent	4,029	5,023	9,052	*

Asif Ramji (7)	13,540	24,722	38,262	*

Brian T. Shea (8)	5,930	0	5,930	*

James B. Stallings Jr.	9,788	17,800	27,588	*

Jeffrey E. Stiefler (9)	30,548	0	30,548	*

James W. Woodall	130,644	514,021	644,665	*

All current Directors and Officers (20 persons) (10)	1,383,960	2,634,808	4,018,768	*
*	Represents less than 1% of our common stock.

(1)

Includes time-based restricted stock units (RSUs) granted in 2018, 2019 and 2020 that vest within 60 days after March 25, 2021. Does not include 2020 RSUs deferred under the director deferral plan for Ms. Hook, Mr. Hughes, Mr. Lauer, Ms. Parent, Mr. Shea and Mr. Stiefler.

(2)	Represents shares that are subject to stock options that are exercisable on March 25, 2021 or become exercisable within 60 days after March 25, 2021.

(3)	Included in this amount are 34,001 shares held in trust.

(4)

Ms. Ferris resigned from her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020, but is listed pursuant to the rules of the SEC relating to named executive officers.

(5)	Mr. Heimbouch resigned from his position as President, Merchant Solutions effective January 31, 2020, but is listed pursuant to the rules of the SEC relating to named executive officers.

(6)

Mr. Hughes holds 22,751 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’ termination of service as a director. Mr. Hughes shares of phantom stock are not included in the table.

(7)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay, Inc. Executive Severance Plan, as amended and restated as of March 17, 2019 (the “Worldpay Severance Plan”), which was preserved in his employment agreement for a period of two years following the acquisition of Worldpay, Inc. (the “Change of Control Period”). Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(8)	Included in this amount are 1,050 shares held in custodial accounts for children.

(9)	Included in this amount are 29,448 shares held in trust.

(10)	None of the shares held by the current Directors and Officers have been pledged.

26	Fidelity National Information Services, Inc.

Securities authorized for issuance under equity compensation plans

The following table provides information as of December 31, 2020 about our common stock that may be issued under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (2)(3)(4)

Equity compensation plans approved by security holders	6,101,814	$84.16	5,455,362

Equity compensation plan not approved by security holders (3)(4)	2,583,777	$97.12	26,814,700

Total	8,685,591	$88.01	32,270,062

(1)	Weighted-average exercise price excludes restricted stock, restricted stock units, performance shares and performance stock units, as they do not have exercise prices.

(2)

As of December 31, 2020, in addition to being available for issuance pursuant to the exercise of options, warrants or rights, the 32,720,062 shares under the Amended and Restated Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, which we refer to as the Omnibus Plan, were also available for issuance in the form of restricted stock, restricted stock units, performance shares, performance stock units, or other stock-based awards.

(3)

On November 30, 2015, in conjunction with the SunGard acquisition, the Company added to its existing Omnibus Plan an additional 10.0 million shares, representing the remaining shares available for issuance under the SunGard 2005 Management Incentive Plan, as amended immediately prior to the consummation of the acquisition. In accordance with New York Stock Exchange rules, no shareholder approval was required for the listing of these shares. These shares are available for grant under the Omnibus Plan to former SunGard employees and FIS employees hired after the SunGard acquisition.

(4)

On July 31, 2019, in conjunction with the Worldpay acquisition, the Company added to its existing Omnibus Plan an additional 23,713,960 shares, representing the remaining shares available for issuance under the Worldpay, Inc. 2012 Equity Incentive Plan, as amended immediately prior to the consummation of the acquisition. In accordance with New York Stock Exchange rules, no shareholder approval was required for the listing of these shares. These shares are available for grant under the Omnibus Plan to former Worldpay employees and FIS employees hired after the Worldpay, Inc. acquisition.

Fidelity National Information Services, Inc.	27

Certain Information About Our Executive Officers

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age

Gary A. Norcross	Chairman and Chief Executive Officer	55

Martin R. Boyd	President, Capital Market Solutions	58

Ido Gileadi	Corporate Executive Vice President, Chief Operating Officer	58

Bruce F. Lowthers	President	56

Marc M. Mayo	Corporate Executive Vice President, Chief Legal Officer	66

Gregory G. Montana	Corporate Executive Vice President, Chief Risk Officer	52

Asif Ramji (1)	Corporate Executive Vice President, Chief Growth Officer	48

Christopher A. Thompson (2)	Corporate Senior Vice President, Chief Accounting Officer	57

L. Denise Williams	Corporate Executive Vice President, Chief People Officer	60

James W. Woodall	Corporate Executive Vice President, Chief Financial Officer	51

(1)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(2)	On March 25, 2021, Mr. Thompson notified the Company of his intention to retire from his position effective May 31, 2021.

Martin R. Boyd

has served as President, Capital Market Solutions segment of FIS since August 2019. Prior to this position, Mr. Boyd served as Division Executive, Institutional and Wholesale from April 2018 to July 2019. Mr. Boyd served as Division Executive, Buy Side and Derivative Solutions from December 2015 to March 2018. He joined FIS in December 2015 with the acquisition of SunGard, where he held roles of increasing responsibility since 1998. Before joining SunGard, Mr. Boyd was a senior manager with the Royal Bank of Scotland, a management consultant at KPMG, and started his career at IBM.

Ido Gileadi

has served as Corporate Executive Vice President and Chief Operating Officer of FIS since October 2020. Prior to that Mr. Gileadi served as Chief Information Officer since joining FIS in 2014. Before that, he led the North American business and India Operations as a partner with Capco. Mr. Gileadi was the Chief Information Officer for BCE Emergis where he held several leadership positions.

28	Fidelity National Information Services, Inc.

Bruce F. Lowthers

has served as President of FIS since March 2021. Prior to that, Mr. Lowthers served as President, Banking and Merchant Solutions since February 2020. Mr. Lowthers served as President of Banking Solutions from August 2019 until February 2020. Mr. Lowthers served as Corporate Executive Vice President and Co- Chief Operating Officer of the Integrated Financial Solutions segment of FIS since January 2018. Mr. Lowthers served as Executive Vice President of the Global Payments Division of FIS from January 2015 until January 2018. Mr. Lowthers served as Executive Vice President of Retail Payments from January 2013 until January 2015 and head of product sales and global sales operations from September 2008 until January 2013. Prior to joining FIS, Mr. Lowthers held the position of Senior Vice President of Community Markets for eFunds, where he was responsible for all payment and risk products. Mr. Lowthers also held executive officer positions at four start-up companies prior to joining eFunds.

Marc M. Mayo

has served as Corporate Executive Vice President and Chief Legal Officer since December 2015. Prior to December 2015, he served as Deputy General Counsel-Corporate and M&A. Prior to joining FIS in 2012, he was a shareholder with the law firm of Rogers Towers, P.A., during which time his clients included FIS. Prior to that, he was Senior Vice President and General Counsel of AccuStaff, a publicly traded staffing company that has since been purchased by Adecco.

Gregory G. Montana

has served as Corporate Executive Vice President and Chief Risk Officer since joining FIS in April 2012. Before joining FIS, he served as Senior Vice President and Senior Operational Risk Executive for Bank of America from 2010 to 2012. Prior to that, he held the positions of Senior Director, Global Risk Operations at PayPal™, Inc. from November 2009 to March 2010 and Director, Operational, Credit and Compliance Risk for Lloyds Banking Group, PLC from 2007 to 2009.

Asif Ramji

has served as Corporate Executive Vice President and Chief Growth Officer since March of 2020. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed. Prior to March 2020, he served as Chief Product Officer of FIS. Prior to joining FIS in 2019, he was the Chief Product and Marketing Officer for Worldpay from 2017 to 2019. Prior to that, Mr. Ramji was President and Chief Executive Officer of Paymetric from 2011 to 2017. Mr. Ramji led the sale of Paymetric to Vantiv in 2017. In 2017, Mr. Ramji was recognized by Ernst & Young as the national EY Entrepreneur of the Year award recipient for Financial Services.

Christopher A. Thompson

has served as Corporate Senior Vice President and Chief Accounting Officer since August 2019. On March 25, 2021, Mr. Thompson notified the Company of his intention to retire from his position effective May 31, 2021. He served as the Chief Accounting Officer of Worldpay since 2014, and was the Senior Vice President and Controller of Worldpay from 2010 to 2014. Prior to joining Worldpay, he was a Partner at Deloitte and Touche LLP.

Fidelity National Information Services, Inc.	29

L. Denise Williams

has served as Corporate Executive Vice President and Chief People Officer since joining FIS in April 2016. Prior to joining FIS, she spent 15 years with the IBM Corporation in several senior-level human resources roles, rising to the position of Vice President, Human Resources-North America Sales and Distribution. From 1987 to 2001, Ms. Williams held a variety of management positions in human resources with Coopers & Lybrand, First Data Corporation and Alliance Bernstein.

James W. Woodall

has served as Corporate Executive Vice President and Chief Financial Officer since March 2013, and prior to that, as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Prior to 2008 Mr. Woodall was the Executive Director and Controller of AT&T Inc.’s SouthEast region and held finance roles of increasing responsibility since 2001. Prior to AT&T Inc., Mr. Woodall worked for PricewaterhouseCoopers (“PwC”), serving technology and communications clients.

30	Fidelity National Information Services, Inc.

EXECUTIVE SUMMARY

Compensation Philosophy

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives, thereby creating value for our shareholders. Our compensation programs are grounded on the concept of paying for performance and intended to foster a high-performance culture, aligning the interests of our executive team with those of our shareholders.

Our compensation programs are designed to attract and retain high-performing executives and key employees, as there is significant competition in our industry for talent. We accomplish these objectives by providing our executives with total target compensation that is competitive relative to the compensation paid to similarly situated executives at similarly sized companies. We believe that this is critical to our effort to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our objectives: delivering value to our customers, investing in our employees, supporting the communities in which we work, dealing fairly and ethically with our suppliers, and generating long-term value for shareholders.

Our named executive officers’ 2020 cash incentives under our annual incentive plan were tied directly to the achievement of pre-established, objective goals relating to three key measures of our success: adjusted revenue (“Adjusted Revenue”); adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); and adjusted earnings per share (“Adjusted EPS”). These goals represent objective and transparent measures of financial performance that are aligned with our guidance to investors, annual budget, business plan, annual cash incentive plan and strategic objectives. Further, the vesting of a majority (55%) of our long-term equity incentives, awarded in 2020 in the form of FIS performance stock units, was tied directly to the Company’s relative Total Shareholder Return (“TSR”) compared to the TSR of the S&P 500.

In our description of 2020 compensation for our named executive officers in our Compensation Discussion and Analysis we focus on the structure of the FIS programs in describing our approach to compensation.

To further the objectives of our compensation programs, our Compensation Committee engaged an independent compensation consultant in 2020, Meridian, to conduct an ongoing review over the course of the year of our compensation programs for our named executive officers, other key executives and our Board of Directors. Meridian provided our Compensation Committee with relevant market data on compensation and alternatives to consider when making compensation decisions.

Fidelity National Information Services, Inc.	31

2020 highlights

●	In 2020, as we continue to expand our Environmental, Social and Governance (“ESG”) program, we published our inaugural Global Sustainability Report.

●

In 2020, FIS successfully integrated Worldpay, the most significant acquisition in the history of our company, empowering FIS to transform the way the world pays, banks and invests. As of December 31, 2020, revenue synergies exceeded $200 million and cost synergies exceeded $750 million, including over $400 million in operating expense savings.

●	In 2020, our robust free cash flow and capital management allowed us to issue dividends of $868 million and repay $1.6 billion in debt.

●

In 2020, we amended the FIS 2008 Omnibus Incentive Plan to adopt a “double trigger” change-in-control acceleration provision for new equity awards that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

●	In 2020, our Board approved new stock ownership guidelines with more stringent stock ownership and stock holding requirements.

In this compensation discussion and analysis, we provide an overview of our named executive officers’ 2020 compensation, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions were based. In 2020, our named executive officers were:

Gary A. Norcross, Chairman, President and Chief Executive Officer (currently, Chairman and Chief Executive Officer);

Bruce F. Lowthers, President, Banking and Merchant Solutions (currently, President); (1)

Martin R. Boyd, President, Capital Markets;

Asif Ramji, Corporate Executive Vice President and Chief Growth Officer; (2)

James W. Woodall, Corporate Executive Vice President and Chief Financial Officer;

Stephanie L. Ferris, Former Corporate Executive Vice President and Chief Operating Officer; and (3)

Mark L. Heimbouch, Former President, Merchant Solutions. (4)

(1)	On March 9, 2021 Mr. Lowthers was appointed to the position of President and Mr. Norcross’ title was changed to Chairman and Chief Executive Officer.

(2)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(3)

Ms. Ferris resigned from her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers.

(4)

Mr. Heimbouch resigned from his position as President, Merchant Solutions, effective January 31, 2020 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers.

32	Fidelity National Information Services, Inc.

Compensation Objectives

Our compensation programs support our corporate strategy and business objectives

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives and thereby create value for our shareholders. We seek to achieve this goal by:

●	tying a significant majority of our named executive officers’ compensation to our corporate financial performance and the creation of shareholder value;

●

structuring our performance-based programs to focus our named executive officers on attaining key goals that are aligned with and support our strategic business objectives, which in turn drive growth in shareholder value;

●	directly aligning the interests of our executive officers and shareholders by requiring that our executive officers own material amounts of FIS stock;

●	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual achievements; and

●	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build long-term shareholder value.

The Compensation Committee and the executive management team believe that this direct link between Company performance and our compensation plans is critical to driving our ultimate corporate strategy of creating above- market value for our shareholders.

Total shareholder return*

	1 year	3 year	5 year

FIS	3%	55%	148%

S&P 500	18%	49%	103%

*Total Shareholder Return is calculated for the relevant period ended 12/31/2020.

Comparison of 5 year cumulative total return*

Among Fidelity National Information Services, Inc., and the S&P 500 Index.

*$100 invested on 12/31/2015 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31. Copyright© 2021 Standard & Poor’s, a division of S&P Global. All rights reserved.

Fidelity National Information Services, Inc.	33

Compensation Governance

Our Compensation Committee takes a proactive role in executive compensation governance by reviewing our executive compensation programs and making adjustments that they believe to be in the best interests of the Company and our shareholders. As part of this process, our Compensation Committee reviews compensation trends, listens to stakeholder feedback and considers what is thought to be current best practice by our independent compensation consultant, with the goal of continually improving our approach to executive compensation.

Shareholder and Other Stakeholder Engagement

We are committed to ongoing engagement with our shareholders and other stakeholders. We believe that our engagement allows executive management and the Board the opportunity to understand the concerns of our shareholders and other stakeholders and make educated and deliberate decisions that are balanced and appropriate for our diverse stakeholder base and in the best interests of FIS.

We maintain an ongoing, proactive engagement effort with a wide range of stakeholders, including shareholders, ESG rating firms, proxy advisory firms, fixed income investors, prospective shareholders, rating agencies and thought leaders, among others.

Throughout the year, members of our Investor Relations team, ESG team, executive compensation team, corporate governance team and executive management team regularly engage with our shareholders and other stakeholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through this engagement, we discussed topics of interest to our shareholders and other stakeholders, including our performance, strategy, ESG program, executive compensation and corporate governance. We continue to emphasize discussions around our commitment to ESG matters and our efforts to advance sustainability.

Our executive management team and Board regularly consider feedback from our shareholders and other stakeholders and incorporate this feedback in the design and implementation of our strategy, programs and practices.

Response to our 2020 “Say on Pay” Proposal

In response to the low voting results on our 2020 “say on pay” proposal, our Board provided oversight and participated with executive management in a comprehensive shareholder engagement program.

In the third and fourth quarters of 2020, we sought meetings with our top 30 shareholders, representing the holders of more than 60% of our outstanding shares, as well as with the proxy advisory firms, ISS and Glass Lewis. Our engagement efforts resulted in meetings with 11 of our top 30 shareholders, as well as ISS and Glass Lewis. We also met with other shareholders during this time period who reached out to us and indicated an interest to engage.

In order to establish a direct dialogue between our shareholders and our Board, Gary L. Lauer, a member of our Compensation Committee and Corporate Governance and Nominating Committee (with oversight of our ESG Program), participated in all of our engagement meetings, along with our Executive Vice President – Investor Relations, Senior Vice President – Governmental Relations and ESG, Senior Vice President – Total Rewards and Senior Vice President, Deputy General Counsel and Corporate Secretary. Following the completion of our shareholder engagement meetings, the feedback was presented to our executive management team and the Board (including the Compensation Committee and Corporate Governance and Nominating Committee) for their review and consideration.

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Our goals for the shareholder engagement program included:

●	Obtaining shareholder insight into our ESG program, corporate governance, executive compensation, and other policies and practices, as well as listening to shareholder concerns and priorities;

●	Describing our changes and enhancements to different programs in response to prior shareholder feedback;

●	Discussing current trends in ESG, corporate governance and executive compensation matters with our top shareholders; and

●	Providing insight into our current programs and practices and enhancing communication with our largest shareholders.

During our shareholder engagement meetings, we received constructive shareholder feedback on our ESG, governance and compensation programs. Our executive management team and the Board carefully considered this feedback and implemented a number of enhancements to our programs. These enhancements fit well within our overall ESG, executive compensation and governance programs and directly address the feedback we received during our 2020 shareholder engagement meetings. In addition, many of the changes to our ESG, governance and compensation programs implemented over the last several years have been directly informed by views and insights gathered through our prior engagement efforts and our review of current market practices.

2020 SHAREHOLDER ENGAGEMENT

Below is a summary of What We Heard and What We Did.

What We Heard	What We Did

Shareholders inquired about the Worldpay Integration Incentive Plan, including the quantum of the awards, early payout opportunities, structure of the awards and potential future use of such programs.

The Worldpay Integration Incentive Plan has been highly successful in driving the attainment of revenue and cost synergies, which results in direct shareholder value creation. When designing the plan, the Compensation Committee incorporated improvements previously suggested by our shareholders, including greater use of equity for payouts, broader participation in the plan, use of rigorous incremental goals, extended payment periods and use of an independent accounting firm to verify results.

In response to feedback, Mr. Lauer reinforced to our shareholders, ISS and Glass Lewis that the future use of such plans would be limited to transformational transactions and any plans would consider incorporating feedback from our shareholders during the 2020 engagement meetings, including the continued use of rigorous incremental goals designed to drive shareholder value in order to receive a payout under the plan, use of performance-based equity and validation of synergy results by an independent accounting firm. Mr. Lauer also confirmed that the Compensation Committee would review the quantum of the awards as part of any future plans and would consider simplifying the overall structure of a future synergy plan.

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What We Heard	What We Did

During the shareholder engagement calls, we discussed several proposed changes to our compensation plans for 2021. Shareholders were very supportive of the proposed compensation plan changes for 2021.

The Board of Directors amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for new equity awards that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

The Compensation Committee amended the Stock Ownership Guidelines to provide more stringent stock ownership and stock holding requirements.

The Compensation Committee approved a change to the 2021 Performance Stock Units, which incorporates a 3 year long-term incentive plan focused on revenue growth and margin expansion. All earned shares will vest at the end of a 3 year period and be subject to a TSR modifier measured against the S&P 500.

Shareholders inquired about potential changes to the 2020 compensation programs due to the COVID-19 pandemic, while indicating that such changes or use of discretion would be heavily scrutinized.	The Compensation Committee did not make changes, or otherwise use their discretion, to the 2020 compensation programs for executive officers due to the COVID-19 pandemic.

Shareholders expressed very positive responses to the Company’s ESG Program and inaugural Global Sustainability Report and inquired about the Board’s involvement in the ESG Program.

We remain committed to continuing to expand our

ESG Program and intend to continue publishing regular Global Sustainability Reports. To address shareholder feedback, we amended the Charter of the Corporate Governance and Nominating Committee to further expand oversight responsibilities of the Company’s ESG Program. The Corporate Governance and Nominating Committee and the full Board receive regular quarterly reports on our ESG Program and Global Sustainability Report.

Shareholders inquired about the disclosure of key metrics and goals in the Company’s Global Sustainability Report.	In response to shareholder feedback, we plan to make additional disclosures surrounding key metrics and aspirational goals in the 2021 Global Sustainability Report.

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What We Heard	What We Did

Shareholders inquired about the impact of the COVID-19 pandemic on the Company.

We continue to focus on colleagues, clients and communities. Since the beginning of the pandemic the Company has taken several actions to protect its employees while maintaining continuity, including implementing our comprehensive pandemic plan. The pandemic plan includes site-specific plans as well as travel restrictions, medical response protocols, work-from-home strategies and enhanced cleaning within our locations. Our Board receives regular updates on the implementation of the pandemic plan and continued impact of the pandemic.

As a critical infrastructure provider for the global economy, FIS continues to operate around the world to serve our clients. The spread of COVID-19 has caused us to modify our business practices (including restricting employee travel, developing social distancing plans for our employees and cancelling physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or as we determine are in the best interests of our employees, clients and business partners.

Shareholders expressed support for continued shareholder engagement with the Company.	In response to shareholder feedback, the Corporate Governance and Nominating Committee has asked executive management to conduct an annual shareholder engagement program with shareholders, including the Company’s top 30 shareholders, and report the feedback to the Corporate Governance and Nominating Committee and the full Board.

The Compensation Committee may make additional changes to our program from time to time in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk-balanced and aligned with the goals of our shareholders.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our Board.

Significant long-term stock ownership creates a strong tie to our shareholders

Our executive officers and our Board hold significant long-term investments in the Company. Collectively, as reported in the Security Ownership of Management table on page 26, they beneficially own 1,383,960 shares of our common stock and options to acquire an additional 2,634,808 shares of common stock. The fact that our executives and directors maintain an investment in our stock is reflective of our Company culture and our compensation philosophy. Executive management’s stock ownership aligns their individual economic interests

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directly with the interests of our shareholders. This promotes teamwork among our executive management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

Stock ownership guidelines

We have formal stock ownership guidelines for all corporate executive officers, including our named executive officers, and members of our Board, to encourage these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. In 2020, our Board approved new stock ownership guidelines with more stringent ownership requirements. Under the updated stock ownership guidelines, beginning in 2021, only fully vested shares and shares that have been deferred under our Board equity deferral plan, but would have otherwise vested, are counted toward meeting the stock ownership guidelines. In addition, executive officers must hold 100% of all equity awards from the date of vesting until such time as the officer’s total equity holdings satisfy the stock ownership guidelines. Each new corporate executive officer and director has four years to meet the guidelines.

The guidelines are as follows:

Position	Minimum Aggregate Stock Ownership Target

Chairman and Chief Executive Officer	10 × base salary

Chief Financial Officer	3 × base salary

Segment Presidents	3 × base salary

All Other Corporate Executive Officers	2 × base salary

Members of the Board	5 × annual cash retainer

Each of our executive officers met the stock ownership guidelines as of December 31, 2020, other than executive officers recently appointed to their position.

Each of our non-employee directors met the stock ownership guidelines as of December 31, 2020, other than directors recently appointed to the Board.

Hedging and pledging policy

Our Board previously adopted a hedging and pledging policy that prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, or pledging them as collateral for loans. This policy prohibits directors and executive officers from purchasing securities or other financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation, or held directly or indirectly by the executive officer or director. The Board adopted this policy in order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking. No FIS shares held by our current directors and executive officers have been hedged or pledged.

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Clawback policy

Our Compensation Committee previously adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, including an act of fraud or willful misconduct that caused the need for an accounting restatement, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our Compensation Committee complete discretion to reduce or eliminate annual incentives that have not yet been paid. There were no clawbacks made in 2020.

Compensation risk assessment

As part of the annual compensation risk assessment, the Company reviewed the various design elements of the Company’s 2020 compensation programs to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of our compensation policies and practices that affect all employees. Meridian assisted with this assessment. Based on this compensation risk assessment, the Compensation Committee concluded that the Company’s 2020 compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Equity grant procedures

We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates. We grant annual equity awards in the first quarter of each year during our open trading window following the release of our prior year results. We grant annual equity awards to directors following the annual meeting.

Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers but previously contained an exception for certain performance-based compensation. The Tax Cuts and Jobs Act, signed into law in December 2017, eliminated the performance-based compensation exception to the Section 162(m) deduction limit and such exception will no longer apply to awards granted under our stock plans and annual incentive plan for the 2018 tax year and later. Our Compensation Committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans; however, our Compensation Committee may approve compensation that is not fully deductible.

Our Compensation Committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

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The Company, the Board of Directors, or one of

the Board’s committees, have taken the following

actions with regard to governance:

2021 governance actions:

●	Amended the Corporate Governance and Nominating Committee charter to further expand oversight responsibilities regarding the Company’s environmental, social and governance program; and

●	Amended the Corporate Governance Guidelines to further expand the duties of the Lead Independent Director.

2020 governance actions:

●

Amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for new equity awards that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting;

●	Published the Company’s inaugural Global Sustainability Report;

●	Enhanced the Board and Committee annual assessment process to include 1:1 meetings with each director;

●	Engaged a third-party corporate governance consultant to assist with benchmarking governance best practices and further drive Board effectiveness;

●	Conducted an extensive shareholder engagement campaign with the Company’s top shareholders and ISS and Glass Lewis;

●	Expanded executive management succession planning to include Board mentors to executive management successors;

●	Revised the Executive Committee Charter to include emergency governance provisions in the event of an acute emergency;

●	Revised the Corporate Governance Guidelines to further limit “overboarding” of directors;

●	Adopted Director Continuing Education guidelines for members of the Board; and

●	Revised the executive officer stock ownership guidelines to provide more stringent stock ownership and stock holding requirements.

2019 governance actions:

●	Added five new directors to the Board, including one female director;

●	Appointed Jeffrey E. Stiefler as the Lead Independent Director;

●

Appointed two female Directors (Louise M. Parent and Lisa A. Hook) to chair our Audit Committee and Risk and Technology Committee, in addition to our existing female Director (Ellen R. Alemany) who is the Chair of the Corporate Governance and Nominating Committee;

●	Developed an engagement program which resulted in meetings with many of our top shareholders and significant stakeholders;

●	Amended the Corporate Governance Guidelines to adopt a mandatory retirement age of 75 to enhance Board refreshment;

●	Conducted an annual compensation risk assessment, with oversight from our independent compensation consultant, Meridian; and

●	Amended the Risk Committee charter to expand its oversight responsibilities to include technology. The committee is now known as the Risk and Technology Committee.

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Prior governance actions:

●	Amended our Articles of Incorporation to eliminate all supermajority voting requirements;

●	Amended our Articles of Incorporation to provide for the annual election of all directors;

●	Amended our Bylaws to create a Proxy Access right for shareholders;

●	Amended our Bylaws to revise the method of voting for the election of directors from a plurality of votes cast to a majority of votes cast at any meeting for the election of directors;

●	Adopted a Majority Voting Policy for directors who fail to receive a majority of the votes cast in an election of directors that is not a contested election;

●	Beginning with the 2018 equity grants, adopted multi-year relative TSR performance vesting criteria for performance stock unit grants, which compared FIS performance to that of the S&P 500 annually;

●	Set a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/ perquisites (non-performance-based compensation);

●

Required that any dividends or dividend equivalents on restricted stock, RSUs and other awards, including performance-based awards, be subject to the same underlying vesting requirements applicable to the awards— that is, no payment of dividends or dividend equivalents unless and until the award vests; and

●

Adopted a practice to not add back to the share reserve under our Amended and Restated FIS 2008 Omnibus Incentive Plan shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to awards under our equity incentive plan or shares that we purchase on the open market using cash proceeds from option exercises.

What We Do	What We Do Not Do

Deliver the majority of executives’ total compensation in the form of at-risk, performance-based compensation	Provide guaranteed short or long-term incentives

Utilize relative performance-based vesting requirements for the majority of our equity awards in the form of performance stock units	Provide tax gross-ups of payments or perquisites

Require our executives and directors to satisfy rigorous stock ownership guidelines	Provide significant perquisites

Maintain a clawback policy	Maintain any form of supplemental executive retirement plan (SERP)

Prohibit executive officers from engaging in hedging transactions in FIS stock or pledging FIS stock	Reprice or exchange underwater options

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Compensation Elements

Components of 2020 total compensation and pay mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, may also receive limited additional benefits. The compensation earned by our named executive officers in 2020 consisted of the following:

Compensation component	Purpose of the compensation component

Base salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and reasonable.

Performance-based annual cash incentive	Performance-based annual cash incentives motivate our named executive officers to achieve or exceed our in-year plan and help to attract and retain key executives.

Performance-based performance stock units

Performance-based performance stock units help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.

We believe our TSR relative to the S&P 500 performance is a strong measure of our Company’s performance.

Time-based restricted stock units	Time-based restricted stock units help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.

Time-based stock options	Time-based stock options help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation. Stock options also enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant.

Benefits & other compensation	Our named executive officers participate in company-wide employee benefit programs. In addition, our named executive officers may receive additional life insurance, supplemental disability insurance and executive healthcare benefits. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company’s aircraft. Benefits and perquisites, in the aggregate (with the exception of Ms. Ferris and Mr. Heimbouch), represent less than 3.3% of total compensation.

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Approximately 80% of the CEO’s compensation, and 70-75% of each named executive officer’s compensation was based on performance-based cash and performance-based equity incentives that are tied to our financial performance. The following chart shows the allocation of 2020 Total Compensation reported in the Summary Compensation Table to our named executive officers among the various components:

2020 Total Compensation

(1) On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

* Due to the COVID-19 pandemic, the Company failed to reach the minimum goals required to fund our annual incentive plan for our named executive officers in 2020. As a result, our named executive officers did not receive a payout for their 2020 annual cash incentive.

The allocation of our named executive officers’ (other than Ms. Ferris and Mr. Heimbouch who resigned from their positions in 2020) compensation among the various compensation elements has generally been consistent from year to year. The allocation each year, however, is not formulaic. Instead, it reflects our Compensation Committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including marketplace data provided by our Compensation Committee’s independent compensation consultant; an assessment of each executive’s level of responsibility; the individual skills, experience and contribution of each executive; and the ability of each executive to impact company-wide performance and create long-term shareholder value.

Compensation Process

Base salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to ensure a level of regularly paid, cash compensation that is competitive and reasonable. Our Compensation Committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our Compensation Committee considers the peer group and market compensation data provided by the committee’s independent compensation consultant, as well as qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

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Named executive officer	2019 Base salary	2020 Base salary	Increase	2019 Target performance- based annual cash incentive(1)	2020 Target performance- based annual cash incentive(1)	Increase

Gary A. Norcross	$1,200,000	$1,200,000	0%	250%	250%	0%

James W. Woodall	$700,000	$700,000	0%	160%	160%	0%

Martin R. Boyd (2)	$625,000	$625,000	0%	120%	130%	8.3%

Bruce F. Lowthers	$625,000	$650,000	4%	130%	130%	0%

Asif Ramji (3)	$500,000	$600,000	20%	N/A (4)	120%	N/A (4)

Stephanie L. Ferris (5)	$600,000	$650,000	8.3%	100%	130%	30%

Mark L. Heimbouch (6)	$725,000	$725,000	0%	120%	120%	0%

(1) Target bonuses in these columns are expressed as a percentage of base salary.

(2) Mr. Boyd’s base salary amounts were converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.3 as the conversion rate.

(3) On March 30, 2020, Mr. Ramji’s salary and bonus were increased due to his promotion to Corporate Executive Vice President and Chief Growth Officer. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(4) Under Mr. Ramji’s employment agreement, his target annual bonus for 2019 was determined under the Worldpay Variable Compensation Plan in place prior to the Worldpay acquisition.

(5) Ms. Ferris resigned from her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020, but is listed pursuant to the rules of the SEC relating to named executive officers.

(6) Mr. Heimbouch resigned from his position as President, Merchant Solutions effective January 31, 2020, but is listed pursuant to the rules of the SEC relating to named executive officers.

Annual performance-based cash incentive

In the first quarter of each fiscal year, our Compensation Committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. The target incentive for each named executive officer in 2020 is listed above, which is unchanged from 2019 for each named executive officers, other than Mr. Ramji, who received an increase due to his promotion to Corporate Executive Vice President and Chief Growth Officer and Ms. Ferris, who received an increase due to the expansion of her role.

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual cash incentive program plays an important role in our approach to total compensation. It motivates participants to improve the Company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals based on audited financial results before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives is important to executing our business strategy, strengthening our products and services, improving customer satisfaction, gaining new customers and delivering long-term value to shareholders. In addition, the annual cash incentive program helps to attract and retain a highly-qualified management team and to maintain a market-competitive compensation program.

When establishing target annual cash incentive opportunities for each named executive officer, our Compensation Committee considers the peer group and market compensation data provided by the committee’s independent compensation consultant. In addition, the Compensation Committee sets target annual cash incentive opportunities at a level significant enough to focus our named executive officers on attaining key goals that are aligned with and support our strategic business objectives, which in turn drive growth in shareholder value.

No annual incentive payments are due to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level of 200% of the executive officer’s target bonus. In addition, the financial performance measures under the plan are derived from our annual financial statements included in our Form 10-K, which are audited by our independent registered

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public accounting firm, KPMG. Annual incentive plan payments are only made after completion of the audit and approval by our Compensation Committee.

2020 Performance goals and results

As was the case in previous years, the three performance measures chosen by the Compensation Committee for 2020 were Adjusted Revenue, Adjusted EBITDA, and Adjusted EPS. These three performance measures are among the most important measures in evaluating the financial performance of our business, and they can have a significant impact on our share price and the investment community’s future expectations. All three measures are based on our annual budget and guidance communicated to the investment community. Consequently, the annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our investor guidance, our business plan, our long-term financial plan and our strategic objectives.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by our named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to delivering sustainable, long-term value. When establishing the performance measures and goals for the 2020 annual incentive awards, executive management and our Compensation Committee considered the following key factors:

●	Consistency among the 2020 performance targets and the 2020 business plan;

●	The 2020 performance targets as compared to the 2019 performance targets and 2019 actual performance;

●	Alignment of the 2020 performance targets with our guidance to investors; and

●	The significant challenge presented to reach the target goals and the extraordinary achievement required to earn a maximum payout.

In the following table, we explain how we calculate the performance measures and why we use them.

Performance measure	How calculated	Reason for use

Adjusted Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of acquisitions and divestitures and foreign currency exchange rates.	Adjusted Revenue is an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our products and services. Adjusted Revenue is widely followed by shareholders.

Adjusted EBITDA	GAAP Operating Income, excluding depreciation and amortization expense (EBITDA) and adjusted for certain expense items deemed non-operational as well as for foreign currency exchange rates and acquisitions and divestitures, as applicable.	Adjusted EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into operating profits for shareholders. Adjusted EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.

Adjusted EPS	Diluted GAAP EPS attributable to FIS common shareholders, adjusted for the impact of foreign currency exchange rates as well as acquisitions and divestitures, as applicable, and adjusted to exclude the impact of certain costs and other transactions deemed non-operational in nature as well as the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss).	Adjusted EPS and EPS growth aligns with value creation for our shareholders. It is a valuation widely followed by shareholders and analysts.

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As applicable, we adjust our performance metrics to eliminate financial impacts of certain costs and transactions that management deems non-operational in nature, including purchase accounting adjustments as well as acquisitions, integration and certain other costs and impairment charges. In 2020, we also excluded incremental and direct costs resulting from the COVID-19 pandemic. We also adjust the performance metrics to eliminate non-budgeted divestitures and acquisitions and the impact of changes in foreign currency from budgeted rates. We make these adjustments because we do not think our named executive officers’ compensation should be impacted, negatively or positively, by events that do not reflect the underlying operating performance of the business. In 2020, we made the following adjustments to the GAAP results for revenue, EBITDA and EPS (reflected in millions, except for EPS):

GAAP Results before Adjustment	GAAP Results before Adjustment	Foreign exchange	Acquisition, integration and other costs, impairments, and other charges and adjustments	Adjusted results

Adjusted Revenue	12,552	39	0	12,591

Adjusted EBITDA	4,266	(24)	994	5,236

Adjusted EPS	0.25	(.03)	5.21	5.43

No annual incentive payments are due to a named executive officer if the pre-established, threshold performance levels are not met. In addition, the Compensation Committee retained full discretion to reduce or withhold the 2020 annual bonus for all officers, regardless of the results for Adjusted Revenue, Adjusted EBITDA and Adjusted EPS. If the target level performance goals are attained, our named executive officers earn an annual incentive equal to their annual incentive target opportunity. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if maximum performance goal is attained or exceeded, 200% of the target opportunity is earned. For performance between the threshold and maximum level goals, the percentage of the target award earned is interpolated. Payments are capped at the maximum performance payout level.

Due to the COVID-19 pandemic, the Company failed to reach the minimum goals required to fund our annual incentive plan for our named executive officers in 2020. As a result, and consistent with the link between pay and performance, our named executive officers did not receive a payout under our 2020 annual incentive plan. In addition, the Compensation Committee chose not to exercise discretion, or otherwise create a new or different annual incentive plan for executive officers in 2020 due to the COVID-19 pandemic. The table below lists the performance goals and results for 2020.

		Performance goal (adjusted revenue and adjusted EBITDA in millions)

	Weight	Threshold	Target	Maximum	Adjusted results	Payout factor

Adjusted Revenue	40%	$13,455	$13,730	$13,865	$12,591	0%

Adjusted EBITDA	30%	$5,870	$6,020	$6,110	$5,236	0%

Adjusted EPS	30%	$6.16	$6.35	$6.48	$5.43	0%

Combined Payout Factor	—	—	—	—	—	0%

For 2020, the Compensation Committee increased the relative weight of Adjusted Revenue from 30% to 40%, and decreased the relative weight of Adjusted EPS from 40% to 30%, to better align the 2020 annual incentive performance metrics with the Company’s accelerated growth strategy following the acquisition of Worldpay, Inc. The determination of the annual incentive performance metrics was determined by the Compensation Committee based on the overall corporate achievement as described above following the filing of the Company’s audited financial statements in our Annual Report on Form 10-K.

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2019 One-Time Special Compensation Program: Worldpay Integration Incentive Plan

In July 2019, the Compensation Committee approved a one-time integration incentive plan in anticipation of the closing of the Company’s acquisition of Worldpay. On August 8, 2019, participants (other than Mr. Ramji) in the Worldpay Integration Incentive Plan were granted PSUs with an opportunity to vest based on the achievement of stated threshold, target and maximum revenue and expense synergy goals. On March 29, 2020, Mr. Ramji was granted PSUs under the Worldpay Integration Incentive Plan with a threshold, target, and maximum equity incentive opportunity of $1,500,000, $3,000,000 and $9,000,000, respectively.

Revenue synergies are defined as non-organic incremental annualized revenue realized by the Company from specific actions taken in connection with the acquisition of Worldpay. Expense synergies are defined as incremental annualized expense savings realized by the Company from specific actions taken in connection to the acquisition of Worldpay. The performance period of the Worldpay Integration Incentive Plan runs from April 1, 2019 to September 30, 2022.

Revenue and expense synergies are tracked as the actions are taken and are initially validated by the FIS Integration Management Office and Finance Department. Revenue and expense synergies are then reviewed and validated by an independent accounting firm, PwC. Finally, the Audit Committee reviews all revenue and expense calculations and the Compensation Committee approves the vesting of any integration incentive awards based on the validated revenue and expense synergy calculations.

The program has a revenue synergy target of $500 million in annual run rate, with a threshold of $375 million and a maximum of $700 million, and an expense savings synergy target of $400 million in annual run rate, with a threshold of $300 million and a maximum of $550 million.

The Worldpay Integration Incentive Plan has been highly successful in driving the attainment of revenue and cost synergies, which results in direct shareholder value creation. As of the first measurement date of June 30, 2020, the Company achieved $109 million of actual revenue synergies and $686 million of actual expense synergies. As a result, in accordance with the terms of the Worldpay Integration Incentive Plan, the Compensation Committee approved vesting of fifty percent (50%) of the PSUs at two hundred percent (200%) of the target amount for exceeding the expense synergy goal. There was no vesting of the revenue synergy goal in 2020.

Long-term equity incentives

In 2020 the Company continued using an annual equity grant mix for executive officers that included a mix of PSUs, RSUs and stock options. Each contain a three-year vesting period. The stock options and RSUs are time-based and make up 25% and 20% of the total grant, respectively. The PSUs account for 55% of the total grant and are both time and performance-based vesting over a three year period.

The performance vesting element will be based on the Company’s relative TSR performance against the S&P 500’s relative TSR performance each calendar year (e.g., 2020, 2021, and 2022). Based on the relative TSR performance in each year, 1⁄3 of the PSUs may vest between 0% and 150% of the target grant amount in each year, which enhances the connection with shareholder returns. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if the maximum performance goal is attained or exceeded, 150% of the target opportunity is earned. For performance between the threshold and the maximum level goals, the percentage of the target award earned is interpolated. For 2020, the target goal was 100% with a threshold of 50% and a maximum of 150%.

Relative TSR Percentile Rank:	<25th percentile of S&P 500	=25th percentile of S&P 500	=50th percentile of S&P 500	≥75th Percentile of S&P500
Modifier:	0%	50%	100%	150%

Fidelity National Information Services, Inc.	47

Based on the Company’s relative TSR performance against the S&P 500’s relative TSR performance as of December 31, 2020, the PSUs vested as follows:

(i)	2018 PSU grant placed the Company in the 47.8 percentile of the S&P 500 for 2018 resulting in vesting 95.5% of the target opportunity for 1/3 of the PSUs;

(ii)	2019 PSU grant placed the Company in the 47.0 percentile of the S&P 500 for 2019 resulting in vesting 94.0% of the target opportunity for 1/3 of the PSUs; and

(iii)	2020 PSU grant placed the Company in the 46.3 percentile of the S&P 500 for 2020 resulting in vesting 92.6% of the target opportunity for 1/3 of the PSUs.

We use this grant framework to align with our peer group and the growing trend in long-term incentive grants of adopting relative performance metrics for performance-based equity, to differentiate the performance vesting measures from the Company’s annual performance based cash incentive plan and to more efficiently utilize the shares in our shareholder approved equity plan.

For the PSUs, we chose to compare FIS performance to the S&P 500, rather than our peer group because the S&P 500 is a larger, more stable group. Performance relative to our peer group brings into play extraordinary one-time events, such as acquisitions, divestitures and share buybacks that can skew TSR in any given year. In addition, many of our investors set their internal benchmarks for measuring our performance against the S&P 500. As a result, and as is true for many of the companies that make up the S&P 500, we believe our TSR relative to the S&P 500 performance is a strong measure of our Company performance.

The stock options and RSUs are subject to a time-based vesting requirement, whereby each grant vests ratably over a three year period from the anniversary date of the grant.

The stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant. The options have a seven-year term. We do not engage in “backdating” or re-pricing of stock options, as our stock plan prohibits these practices. When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP.

In response to shareholder feedback and as described in our 2020 Shareholder Engagement summary on page 34, the Board of Directors amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for new equity grants that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2020, we used the Amended and Restated FIS 2008 Omnibus Incentive Plan, which we refer to as the Omnibus Plan, for long-term incentive awards. We do not attempt to time the granting of these annual awards to any internal or external events.

We intend for our long-term equity incentives to:

●

Tie named executive officers’ long-term financial interests to the Company’s performance and to the long- term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

●

Enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

●	Retain the named executive officers; and

●	Maintain market-competitive levels of total compensation.

Further details concerning the equity-based awards granted in 2020 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and the related footnotes.

48	Fidelity National Information Services, Inc.

Dividends are not paid on PSUs or RSUs unless and until the stock vests. Also, beginning in 2021, we impose a post- vesting holding requirement on restricted stock awards and restricted stock units held by our executive officers, which requires that the executive officer hold 100% of such vested awards from the date of vesting until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee. In practice, executive officers have generally held the vested awards even after they have satisfied the ownership guidelines. This is consistent with our philosophy that executives should hold a significant amount of FIS stock, so that their financial position is tied directly to the interests of our shareholders.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $19,500 in 2020). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan. A participant may receive the value of his or her vested account balance upon termination of employment. FIS stock is not an investment option available under the plan. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

Deferred Compensation Plan

We provide our U.S. based named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of our named executive officers elected to defer 2020 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor the FIS Employee Stock Purchase Plan (“ESPP”) as a sub-plan under the Omnibus Plan, through which our employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter in 2020, we made a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. Matching contributions are equal to 25% of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and welfare benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional health, life and disability coverage. The taxable portion of this additional coverage is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Our named executive officers generally participate in the same benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans, as well as our 401(k) plan and ESPP.

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Other benefits

We provide a few special benefits to our named executive officers. In general, the benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executives from certain business risks and potential threats. For safety and efficiency purposes in 2020, certain of our named executive officers received personal use of the corporate air transportation. Further detail regarding executive perquisites in 2020 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-termination compensation and benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in certain termination events. Descriptions of the material terms of all of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary to build long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our Compensation Committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our Compensation Committee considers a number of important qualitative and quantitative factors, including:

The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

Our financial performance;

The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

The business environment and our business objectives and strategy;

The need to retain and motivate our executive officers;

Corporate governance and regulatory factors related to executive compensation; and

Marketplace compensation levels and practices.

The compensation decisions are not formulaic, and the members of our Compensation Committee did not assign precise weights to the factors listed above. The Compensation Committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

Use of peer group data

To support its review of our executive compensation and benefit programs for 2020, the Compensation Committee engaged Meridian, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. Meridian gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a

50	Fidelity National Information Services, Inc.

percent of revenue, pay mix and other key statistics. The marketplace compensation data is an important element in the decisions of our Compensation Committee, but our Compensation Committee ultimately made decisions based on all of the factors described above.

In 2020, Meridian assisted our Compensation Committee in analyzing the marketplace compensation information for the following group of 17 companies, which we refer to as our “peer group.” The FIS peer group was selected based on a revenue range of approximately 1/2 to 2.5 times the projected 2020 revenue for FIS, industry focus (generally the software & services industry based on Global Industry Classification Standard (“GICS”) Code), nature and complexity of operations, including international focus and companies that compete with us for business and/or executive talent. The 2020 peer group was determined by our Compensation Committee in October 2019 and consisted of the following companies:

2020 Peer group (determined as of October 2019)

Company Name	Ticker	GICS	Revenue (MM)(1)(2)	EBITDA (MM)(1) (2)	Market Cap (MM)(2)	Employees (2)

Adobe, Inc.	ADBE	Application Software	10,644	3,567	133,727	21,357

Alliance Data Systems Corporation	ADS	Data Processing & Outsourced Services	7,695	1,780	5,900	20,000

American Express Company	AXP	Consumer Finance	39,162	NA	98,134	59,000

Automatic Data Processing, Inc.	ADP	Data Processing & Outsourced Services	14,175	3,489	70,008	58,000

Cognizant Technology Solutions Corporation	CTSH	IT Consulting & Other Services	16,458	3,191	33,284	281,600

Discover Financial Services	DFS	Consumer Finance	8,008	NA	25,806	16,600

DXC Technology Co.	DXC	IT Consulting & Other Services	20,361	4,010	7,728	130,000

Fiserv, Inc.	FISV	Data Processing & Outsourced Services	14,700	5,100	70,409	24,000

Global Payments Inc.	GPN	Data Processing & Outsourced Services	8,600	3,500	47,708	11,000

Intercontinental Exchange, Inc.	ICE	Financial Exchanges & Data	5,071	3,116	51,709	5,161

Intuit Inc.	INTU	Application Software	6,784	2,059	69,164	9,400

Mastercard Incorporated	MA	Data Processing & Outsourced Services	15,707	9,364	275,524	14,800

Nasdaq, Inc.	NDAQ	Financial Exchanges & Data	4,199	1,284	16,362	4,099

PayPal Holdings, Inc.	PYPL	Data Processing & Outsourced Services	16,342	2,989	121,892	21,800

salesforce.com, inc.	CRM	Application Software	14,729	2,064	129,937	35,995

Visa Inc.	V	Data Processing & Outsourced Services	22,274	15,044	373,748	17,000

VMware, Inc.	VMW	Systems Software	9,496	2,517	61,319	24,200

SUMMARY STATISTICS

75th Percentile			16,400	4,010	125,914	130,327

50th Percentile			14,175	3,191	69,164	66,860

25th Percentile			7,852	2,064	29,545	31,935

Fidelity National Information Services, Inc.	FIS	Data Processing & Outsourced Services	12,700	5,400	81,441	55,000

(1) Revenue and EBITDA values reflect most recent fiscal year end data available as of analysis (which was October 2019).

(2) All information provided is as of October 2019, and does not reflect any subsequent mergers, acquisitions or divestitures.

The consensus revenue projections of these companies ranged from $4.2 billion to $39.2 billion, with a median revenue of $14.2 billion, consensus EBITDA projections ranged from $1.3 billion to $15 billion, with a median EBITDA of $3.2 billion and market cap projections ranged from $5.9 billion to $373.7 billion, with a median market cap of $69.2 billion.

For 2020, based on the recommendation of Meridian, the Compensation Committee removed First Data Corporation, Total Systems Services, Inc., Western Union Company and Worldpay, Inc. from our peer group and added Adobe, Inc., American Express Company, Discover Financial Services, Global Payments Inc., Intuit Inc. and Nasdaq, Inc. The changes were designed to better align the peer group with our core business. The changes also better aligned our peer group to the peer group used by ISS. Finally, the 2020 peer group was determined in the fourth quarter of 2019.

Fidelity National Information Services, Inc.	51

As a result, the Compensation Committee’s revised 2020 peer group included a broader group of similarly sized companies in the financial technology, payments and software industries and replaced the peer companies that were acquired in 2019.

The marketplace data information in this discussion is not deemed filed or part of the compensation discussion and analysis for certification purposes.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our Compensation Committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other executive officers. Our Compensation Committee is also responsible for administering our stock incentive plans and approving individual grants and awards under that plan for our executive officers.

To further the objectives of our compensation programs, our Compensation Committee engaged Meridian in 2020 to conduct an ongoing review over the course of the year of our Compensation Committee programs for our named executive officers, other Section 16(b) executive officers and our Board of Directors. Meridian provided our Compensation Committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions.

Our Compensation Committee did not limit Meridian’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The Compensation Committee may also give specific assignments to Meridian from time to time and may ask for Meridian’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of our Compensation Committee have discussions with Meridian between meetings as specific questions arise. Meridian was selected by our Compensation Committee and reports directly to the committee.

Mr. Norcross provided input and made recommendations to the Compensation Committee regarding executive compensation levels for executive officers. In addition, Ms. Williams coordinated with the Compensation Committee’s Chair and Meridian in preparing the Compensation Committee’s meeting agendas and materials. Although our Compensation Committee considers the recommendations of Mr. Norcross with regard to our executive officers, our Compensation Committee exercises its discretion when making compensation decisions and may modify the recommendations. Mr. Norcross does not make recommendations to our Compensation Committee with respect to his own compensation.

While our Compensation Committee carefully considers the information provided by, and the recommendations of Meridian and the individuals who participate in the compensation process, the Compensation Committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Independence of the Compensation Consultant

The Compensation Committee approves Meridian’s fee structure and terms of engagement.

Meridian only provided compensation advisory services to the Compensation Committee in 2020 and did not provide any other services unrelated to executive compensation.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the independent compensation consultant that provided services in 2020. Based on this review, there are no conflicts of interest raised by the work performed by Meridian.

52	Fidelity National Information Services, Inc.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Compensation Committee

Keith W. Hughes, Chairman

Jeffrey A. Goldstein

Gary L. Lauer

James B. Stallings, Jr.

Jeffrey E. Stiefler

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Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers in 2020.

Summary compensation table

Name and Principal Position Fiscal Year Salary ($)(1) Bonus ($) Stock Awards ($)(2) Option Awards ($)(3) Non-Equity Incentive Plan Compensation Earnings ($)(4) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) All Other Compensation ($)(8) Total ($) Gary A. Norcross Chairman and Chief Executive Officer 2020 1,200,000 12,385,502 3,749,992 - - 569,515 17,905,009 2019 1,200,000 18,861,242 3,249,999 3,853,671 - 493,205 27,658,117 2018 1,200,000 9,989,065 3,249,993 3,561,171 -9,140 451,300 18,442,389 James W. Woodall Corporate Executive Vice President and Chief Financial Officer 2020 700,000 4,541,432 1,375,005 - - 221,959 6,838,396 2019 700,000 9,413,464 1,124,995 1,438,704 - 130,261 12,807,424 2018 693,750 3,457,783 1,125,005 1,329,504 - 125,586 6,731,628 Martin R. Boyd President, Capital Markets 2020 616,625 2,724,959 824,999 - - 115,853 4,282,435 Bruce F. Lowthers President 2020 643,750 4,087,250 1,237,498 - 137,322 6,105,820 2019 618,750 8,775,636 750,003 1,043,703 - 36,588 11,224,680 2018 600,000 1,920,936 625,004 890,293 - 27,031 4,063,264 Asif Ramji Corporate Executive Vice President, Chief Growth Officer 2020 583,333 4,651,425 500,002 - - 24,327 5,759,087 Stephanie L. Ferris (5) Former Corporate Executive Vice President, Chief Operating Officer 2020 459,958 3,804,779 1,568,818 1,200,000 22,468,780 28,302,335 2019 253,846 5,999,932 13,597 7,467,375 Mark L. Heimbouch (6) Former President, Merchant Solutions 2020 65,534 5,999,932 1,139,700 44,522,793 44,588,327 2019 306,731 60,265 7,506,628

(1)

Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans. Mr. Boyd’s compensation was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.3 as the conversion rate (based on the average exchange rate in 2020).

(2)

Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Additionally, the amount listed for Ms. Ferris includes 2020 awards that were modified when accelerated on September 2, 2020, as required by FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2021. Stock awards in 2020 consisted of annual performance stock units, time-based restricted stock units, and in the case of Mr. Ramji, Worldpay integration incentive performance stock units pursuant to the Worldpay Integration Incentive Plan. Aggregate grant date fair value for performance stock units is based on the expected level of achievement of the financial performance measures during the performance period. The aggregate grant date fair value of the performance stock for both performance grants assuming the maximum performance level would be: $14,078,287 for Mr. Norcross, $5,162,155 for Mr. Woodall, $3,097,334 for Mr. Boyd, $4,645,898 for Mr. Lowthers, $4,223,507 for Ms. Ferris and $10,877,025 for Mr. Ramji.

(3)

Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Additionally, the amount listed for Ms. Ferris includes 2020 awards that were modified when accelerated on September 2, 2020, as required by FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2021.

(4)

Due to the COVID-19 pandemic, the Company failed to reach the minimum goals required to fund our annual incentive plan for our named executive officers in 2020. As a result, our named executive officers did not receive a payout for their 2020 annual cash incentive.

(5)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(6)

Ms. Ferris resigned her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers. The amounts listed for All Other Compensation result from the exercise of her “good reason” termination right under her employment agreement based on the Worldpay, Inc. Executive Severance Plan, as amended and restated as of March 17, 2019 (the “Worldpay Severance Plan”), which was preserved in her employment agreement during the period of two years following the acquisition of Worldpay, Inc. (the “Change in Control Period”).

(7)

Mr. Heimbouch resigned from his position as President, Merchant Solutions effective January 31, 2020 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers. The amounts listed for All Other Compensation result from the exercise of his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period.

(8)	The following table contains a breakdown of the compensation and benefits included in the All Other Compensation above:

54	Fidelity National Information Services, Inc.

	Gary A. Norcross $	James W. Woodall $	Martin R. Boyd $(1)	Bruce F. Lowthers $	Asif Ramji $(2)	Stephanie L. Ferris $	Mark L. Heimbouch $

401(k) Matching Contributions	8,550	8,550	—	8,550	14,250	7,733	—

UK Pension Allowance	—	—	41,243	—	—	—	—

ESPP Matching Contributions	45,000	26,250	19,267	7,161	—	—	—

Restricted Stock Dividends	363,051	149,959	47,521	107,078	8,808	61,685	92

Life Insurance Premiums	5,734	—	—	—	—	—	—

Supplemental Disability	23,307	9,220	—	—	—	—	—

Executive Health Care	75,852	—	—	—	—	—	—

Personal Airplane Use	48,021	27,980	—	14,533	1,269	11,899	—

Relocation Benefit	—	—	—	—	—	48,114	—

Travel and Housing Allowance(3)	—	—	103,221	—	—	—	—

Cash Severance Benefits	—	—	—	—	—	3,023,519	3,297,836

Vesting Acceleration of Equity Awards(4)	—	—	—	—	—	19,349,349	41,260,201

Total	569,515	221,959	211,252	137,322	24,327	22,502,299	44,558,129

(1)	For Mr. Boyd the amount shown for his Pension Allowance is converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.3 as the conversion rate.

(2)	Mr. Ramji’s 2020 401(k) company match was based on the Worldpay, Inc. 401(k) plan’s match of 5% of eligible contributions.

(3)	Amounts represent additional benefit provided pursuant to Mr. Boyd’s employment agreement.

(4)

Amounts represent the intrinsic value of the restricted stock and option awards previously granted by Worldpay and assumed by FIS in connection with the Worldpay acquisition held by Ms. Ferris and Mr. Heimbouch, the vesting of which was accelerated pursuant to the terms of their respective employment agreements ,which permitted their exercise of a “good reason” termination right under their respective employment agreements based on the Worldpay Severance Plan, which was preserved in their respective employment agreements during the Change of Control Period.

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Grants of Plan-Based Awards

(a)Name (b) Grant Date/Plan Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Estimated Future Payouts Under Equity Incentive Plan Awards (2) (i) All Other Stock Awards: Numbers of Shares of Stock or Units (#)(3) (j) All Other Option Awards: Number of Securities Underlying Options (#)(4) (k) Exercise or Base Price of Option Awards ($/sh) (l) Grant Date Fair Value of Stock and option Awards ($)(5) (c) Threshold ($) (d) Target ($) (e) Maximum ($) (f) Threshold (#) (g) Target (#) (h) Maximum (#) Gary A. Norcross 3/29/2020 32,057 64,113 96,170 8,759,759 3/29/2020 2,290 4,580 6,870 625,765 3/29/2020 23,314 3,749,992 3/29/2020 1,665 199,967 3/29/2020 165,955 120.10 3,499,991 3/29/2020 11,854 120.10 250,001 Annual Incentive 1,500,000 3,000,000 6,000,000 James W. Woodall 3/29/2020 11,449 22,898 34,347 3,128,554 3/29/2020 1,145 2,290 3,435 312,883 3/29/2020 8,326 999,953 3/29/2020 833 100,043 3/29/2020 59,270 120.10 1,250,004 3/29/2020 5,927 120.10 125,000 Annual Incentive 560,000 1,120,000 2,240,000 Martin R. Boyd 3/29/2020 6,870 13,739 20,609 1,877,160 3/29/2020 687 1,374 2,061 187,730 3/29/2020 4,996 600,020 3/29/2020 500 60,050 3/29/2020 35,562 120.10 750,003 3/29/2020 3,556 120.10 74,996 Annual Incentive 360,000 720,000 1,440,000 Bruce F. Lowthers 3/29/2020 10,304 20,608 30,912 2,815,671 3/29/2020 1,031 2,061 3,092 281,594 3/29/2020 7,494 900,029 3/29/2020 749 89,955 3/29/2020 53,353 120.10 1,125,215 3/29/2020 5,334 120.10 112,494 Annual Incentive 422,500 845,000 1,690,000 Asif Ramji 3/29/2020 12,490 24,979 74,937 5,999,956 3/29/2020 4,580 9,159 13,739 1,251,394 3/29/2020 3,331 400,053 3/29/2020 23,708 120.10 500,002 Annual Incentive 360,000 720,000 1,440,000 Stephanie L. Ferris (6) 3/29/2020 10,304 20,608 30,912 2,815,671 3/29/2020 7,494 900,029 3/29/2020 53,343 120.10 1,125,004 Annual Incentive 422,500 845,000 1,690,000 Mark L. Heimbouch (7) Annual Incentive 435,000 870,000 1,740,000 1,625,000 812,500 406,250

(1)

With respect to the annual incentives, the amounts shown in column (c) reflect the minimum payment level, which is 50% of the target amount shown in column (d), and the amounts shown in column (e) represent the maximum payout, which is 200% of the amount in column (d). In the case of Mr. Boyd, his bonus amount was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.3 as the conversion rate.

(2)

The amounts shown in column (f) reflect the threshold number of performance-based restricted stock units, which is 50% of the target amount shown in column (g), which is the amount granted to each named executive officer under the Omnibus Plan on March 29, 2020 (grant date weighted average fair value is $136.63 per share) the amounts shown in column (h) represent the maximum payout, which is 150% of the amount in column (g). For the March 29, 2020 grants, the shares vest over three years contingent on the achievement of certain TSR comparisons against the S&P 500 for each of the three calendar years 2020, 2021 and 2022. Mr. Ramji’s grant under the Worldpay Integration Incentive Plan of 24,979 shares represents the target shares that vest contingent on the achievement of performance goals for revenue and expense synergies related to the acquisition of Worldpay, Inc.

(3)

The amounts shown in column (i) reflect the number of time-based restricted stock units granted to each named executive officer under the Omnibus Plan on March 29, 2020 (grant date fair value is $120.10 per share). The shares vest ratably over three years.

(4)

The amounts shown in column (j) reflect the number of time-based stock options granted to each named executive officer under the Omnibus Plan on March 29, 2020 (grant date fair value is $21.09 per option). The shares vest ratably over three years.

(5)

The amounts shown in column (l) represent the aggregate of the grant date fair value of each award computed in accordance with FASB ASC Topic 718 assuming no forfeitures and are based upon the following per share grant date fair values: March 29, 2020 performance stock units ($136.63), March 29, 2020 time-based restricted stock units ($120.10), March 29, 2020 stock option awards ($21.09). For the awards which are subject to performance-based conditions as described in the footnotes above, the amounts shown in column (l) reflect estimates of the probable outcome of the performance conditions judged as of the time of grant.

(6)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(7)

Ms. Ferris resigned from her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020 and is no longer employed by the Company. Ms. Ferris forfeited 2/3’s of her 2020 annual equity awards, with no payment, when she resigned from FIS on September 2, 2020.

(8)	Mr. Heimbouch resigned from his position as President, Merchant Solutions effective January 31, 2020 and is no longer employed by the Company.

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NARRATIVE DISCUSSION FOR SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2020.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007 with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. This agreement has been amended multiple times to reflect various changes in his roles. Effective January 1, 2015, Mr. Norcross’ employment agreement was amended as a consequence of his promotion from President and Chief Operating Officer to President and Chief Executive Officer. Under the terms of the amended agreement, including the most recent amendment effective as of May 21, 2019, Mr. Norcross’ annual base salary for 2020 remained the same at $1,200,000 and his annual bonus target percentage for 2020 remained the same at 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Norcross’ target cash compensation has not changed since 2017. In addition to cash and equity compensation, Mr. Norcross is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage. Mr. Norcross’ employment agreement contains provisions related to the payment of benefits upon certain termination events.

Martin R. Boyd

We entered into an employment agreement with Mr. Boyd, effective April 2, 2018, to serve as our Division Executive over the Institutional and Wholesale division of the Capital Markets segment until it is terminated by either party in accordance with its terms. On July 31, 2019, Mr. Boyd’s role changed to President, Capital Markets. Under the terms of the agreement, Mr. Boyd’s annual base salary for 2020 was £480,469.00 (or $624,610 when converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.3 as the conversion rate) and his annual bonus target was 130% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Boyd and his eligible dependents are entitled to medical and other insurance coverage we provide to our other similarly situated UK executives. Mr. Boyd’s employment agreement contains provisions related to the payment of benefits upon certain termination events.

Bruce F. Lowthers

We entered into a three-year employment agreement with Mr. Lowthers, effective February 1, 2018, to serve as our Corporate Executive Vice President and Co-Chief Operating Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On August 1, 2019 Mr. Lowthers’ role changed to President, Banking Solutions and in February 2020, his role changed again to President, Banking and Merchant Solutions. On March 9, 2021 Mr. Lowther’s role changed to President. Under the terms of the agreement, Mr. Lowthers’ annual base salary for 2020 was $650,000 and his annual bonus target was 130% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Lowthers and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Lowthers’ employment agreement contains provisions related to the payment of benefits upon certain termination events.

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Asif Ramji

We entered into a three-year employment agreement with Mr. Ramji, effective March 30, 2020, to serve as Corporate Executive Vice President and Chief Growth Officer, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. In 2020, Mr. Ramji’s annual base salary was $600,000 and his annual bonus target was 120% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Ramji and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Ramji’s employment agreement contains provisions related to the payment of benefits upon certain termination events. Mr. Ramji’s employment agreement preserves his “good reason” termination right under the Worldpay Severance Plan through the Change of Control Period, which was triggered by the Company’s acquisition of Worldpay, Inc. and his changed position with FIS. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

James W. Woodall

We entered into a three-year employment agreement with Mr. Woodall, effective October 1, 2009, to serve as our Senior Vice President and Chief Accounting Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On March 15, 2013, we executed an amendment to that agreement, memorializing Mr. Woodall’s promotion to Corporate Executive Vice President and Chief Financial Officer. In 2018, Mr. Woodall’s annual base salary was increased to $700,000 and his annual bonus target remained the same at 160% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Woodall is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre- disability base salary until age 65, and Mr. Woodall and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Woodall’s employment agreement contains provisions related to the payment of benefits upon certain termination events.

Stephanie L. Ferris

We entered into a three-year employment agreement with Ms. Ferris, effective August 1, 2019, to serve as our Corporate Executive Vice President and Chief Operating Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Ms. Ferris’ annual base salary for 2020 was $600,000 and her annual bonus target was 100% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Ms. Ferris and her eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Ms. Ferris’ employment agreement contains provisions related to the payment of benefits upon certain termination events. Ms. Ferris’ employment agreement preserves the “good reason” termination rights under the Worldpay Severance Plan through the Change of Control Period, which was triggered by the Company’s acquisition of Worldpay, Inc. and her changed position with FIS. Ms. Ferris terminated her employment for good reason on September 2, 2020.

Mark L. Heimbouch

We entered into a three-year employment agreement with Mr. Heimbouch, effective August 1, 2019, to serve as our President, Merchant Solutions, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Heimbouch’s annual base salary for 2020 was $725,000 and his annual bonus target was 120% of base salary, with higher or lower

58	Fidelity National Information Services, Inc.

amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Heimbouch and his eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Heimbouch’s employment agreement contains provisions related to the payment of benefits upon certain termination events. Mr. Heimbouch’s employment agreement preserves the “good reason” termination rights under the Worldpay Severance Plan through the Change of Control Period, which was triggered by the Company’s acquisition of Worldpay, Inc. and his changed position with FIS. Pursuant to the terms of his employment agreement, on January 31, 2020, Mr. Heimbouch terminated his employment for good reason.

Annual Incentive Awards, Bonus Programs and Long-Term Equity Incentive Awards

In 2020, our named executive officers were eligible to participate in our annual incentive plan, however, due to the COVID-19 pandemic, the Company failed to reach the minimum goals required to fund our annual incentive plan in 2020. As a result, our named executive officers did not receive a payout for their 2020 annual cash incentive. Our named executive officers received grants of performance stock units, time-based restricted stock units and time-based stock options in 2020. More information about the annual cash and long-term equity incentives can be found in the Compensation Discussion and Analysis section.

Other Plans and Benefits

More information about these programs can be found in the Compensation Discussion and Analysis section. We also provide our named executive officers with limited special benefits and perquisites, as discussed in the Compensation Discussion and Analysis section and in the Summary Compensation Table under the column All Other Compensation and the related footnote.

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The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2020:

Outstanding Equity Awards at Fiscal Year-End

Option Awards Stock Awards (a) Name Grant Date Number of Securities Underlying Unexercised Options (#) Exercisable Number of Securities Underlying Unexercised Options (#)(1) Unexercisable Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) Option Exercise Price ($) Option Expiration Date Number of Shares or Units of Stock That Have Not Vested ($)(2) Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4) 11/04/2014 419,491 - - 58.23 11/04/2021 - - - 02/09/2015 230,061 - - 63.61 02/09/2022 - - - 11/05/2015 279,403 - - 66.18 11/05/2022 - - - 03/29/2016 408,052 - - 62.92 03/29/2023 - - - Gary A. 03/29/2017 471,328 - - 80.03 03/29/2024 - - - Norcross 03/29/2018 135,247 67,624 - 96.30 03/29/2025 9,000 24,750 $4,774,275 03/29/2019 56,453 112,906 - 113.10 03/29/2026 15,326 42,146 $8,129,989 08/08/2019 - - - - - - 21,996 $3,111,554 03/29/2020 - 165,955 - 120.10 03/29/2027 23,314 64,113 $12,367,423 03/29/2020 - 11,854 - 120.10 03/29/2027 1,665 4,580 $883,418 11/05/2015 98,613 - - 66.18 11/05/2022 - - - 03/29/2016 146,899 - - 62.92 03/29/2023 - - - 03/29/2017 137,471 - - 80.03 03/29/2024 - - - James W. 03/29/2018 46,816 23,409 - 96.30 03/29/2025 3,116 8,568 $1,652,819 Woodall 03/29/2019 19,541 39,083 - 113.10 03/29/2026 5,306 14,589 $2,814,347 08/08/2019 - - - - - - 14,664 $2,074,369 03/29/2020 - 59,270 - 120.10 03/29/2027 8,326 22,898 $4,416,947 03/29/2020 - 5,927 - 120.10 03/29/2027 833 2,290 $441,780 03/29/2018 - 6,503 - 96.30 03/29/2025 866 2,381 $459,321 08/02/2018 6,956 3,478 - 103.27 08/02/2025 485 1,332 $257,033 05/02/2019 - - - - - - 25,467 $3,602,562 Martin R. Boyd 03/29/2019 6,513 13,028 - 113.10 03/29/2026 1,769 4,863 $938,163 08/08/2019 - - - - - - 2,444 $345,728 03/29/2020 - 35,562 - 120.10 03/29/2027 4,996 13,739 $2,650,253 03/29/2020 - 3,556 - 120.10 03/29/2027 500 1,374 $265,096 03/29/2017 16,366 80.03 03/29/2024 03/29/2018 13,005 13,005 - 96.30 03/29/2025 1,731 4,760 $918,217 Bruce F. 03/29/2019 13,027 26,056 - 113.10 03/29/2026 7,958 9,727 $2,501,720 Lowthers 08/08/2019 - - - - - - 14,664 $2,074,369 03/29/2020 - 53,343 - 120.10 03/29/2027 7,494 20,608 $3,975,309 03/29/2020 - 5,334 - 120.10 03/29/2027 749 2,061 $397,503 11/05/2018 - - - - - 42,748 - $6,047,106 03/02/2018 - - - - - 246 - $34,799 06/04/2018 - - - - - 85,496 - $12,094,213 Asif 06/04/2018 - - - - - 1,252 - $177,108 Ramji (5) 03/02/2018 3,412 1,707 - 81.26 03/02/2028 - - - 03/01/2019 5,850 11,702 - 96.76 03/01/2029 6,981 - $987,591 03/29/2020 - 23,708 - 120.10 03/29/2027 - 8,327 $1,177,937 03/29/2020 - - - - - 3,331 9,159 $1,766,835 03/02/2018 - - - - - 165,642 - $23,431,776 Stephanie L. 03/01/2019 26,329 - - 96.76 03/01/2029 20,115 - $2,845,519 Ferris (6) 03/29/2020 - - - - - - 6,597 $933,212 03/29/2020 - - - - - - 2,399 $339,363 Mark L. 3/2/2018 - - - - - 165,638 - 23,431,209 Heimbouch (7) 3/1/2019 - - - - - 33,782 - 4,778,790

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(1)	The stock options granted on March 29, 2018, March 29, 2019 and March 29, 2020 vest ratably over a three-year period on each anniversary date of the grant.

(2)	The restricted stock units granted on March 29, 2018, March 29, 2019, and March 29, 2020 vest ratably over a three-year period on each anniversary date of the grant.

(3)

The performance stock units granted on March 29, 2018 vest based on the Company’s relative TSR performance against the S&P 500 each calendar year (e.g., 2018, 2019 and 2020). The performance stock units granted on March 29, 2019 vest based on the Company’s relative TSR performance against the S&P 500 each calendar year (e.g., 2019, 2020 and 2021). The performance stock units granted on March 29, 2020 vest based on the Company’s relative TSR performance against the S&P 500 each calendar year (e.g.,2020, 2021 and 2022). The performance stock units granted on August 8, 2019 vest based on the Company’s cost and revenue synergy savings related to the Worldpay acquisition on July 31, 2019. The performance stock units granted on March 29, 2020 to Mr. Ramji vest based on the Company’s cost and revenue synergy savings related to the Worldpay acquisition on July 31, 2019.

(4)	Market value of unvested restricted stock awards and units is based on a closing price of $141.46 for a share of our common stock on the New York Stock Exchange on December 31, 2020.

(5)

Mr. Ramji’s grants prior to March 29, 2020 were issued from the Worldpay Equity Plan which was assumed by FIS as of the acquisition date of July 31, 2019. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed.

(6)

For Ms. Ferris all equity awards were issued from the Worldpay Equity Plan which was assumed by FIS as of the acquisition date of July 31, 2019, other than the March 29, 2020 FIS annual awards. Pursuant to the Worldpay Equity Plan, Ms. Ferris’ equity awards granted on March 2, 2018 and March 1, 2019 vested upon her termination, but will not distribute until December 31, 2021.

(7)

For Mr. Heimbouch all equity awards were issued from the Worldpay Equity Plan which was assumed by FIS as of the acquisition date of July 31, 2019. Pursuant to the Worldpay Equity Plan, Mr. Heimbouch’s equity awards granted on March 2, 2018 and March 1, 2019 vested upon his termination, but will not distribute until December 31, 2021.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units, performance stock units and similar instruments, during the fiscal year ended December 31, 2020 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gary A. Norcross	404,453	$40,775,399	173,159	$22,571,312

James W. Woodall	—	—	79,721	$10,757,716

Martin R. Boyd	44,426	$ 2,627,775	20,845	$ 2,763,279

Bruce F. Lowthers	135,213	$ 9,407,269	63,847	$ 8,851,248

Asif Ramji (1)	—	—	84,108	$12,031,550

Stephanie L. Ferris (2)	147,138	$10,657,226	208,985	$31,839,542

Mark L. Heimbouch (2)	349,572	$27,619,248	216,568	$31,027,947

(1)	Includes $8,359,784 granted by Worldpay,Inc. and assumed by FIS as of the acquisition date of July 31, 2019.

(2)

Ms. Ferris and Mr. Heimbouch’s exercise of options and vesting of stock awards occurred following the Worldpay acquisition on July 31, 2019. Included in the Stock Awards columns are 141,048 RSUs for Ms. Ferris and 178,285 RSUs for Mr. Heimbouch with the Value Realized on Vesting of $21,969,613 and $25,612,431, respectively, using the closing price of the underlying shares of our common stock on the applicable vesting date. Settlement of these vested RSUs is pursuant to the terms of the applicable award agreement until March 1, 2021, March 29, 2021, December 31, 2021 and March 1, 2022, as applicable. For Ms. Ferris and Mr. Heimbouch the Value Realized on Vesting with respect to these vested RSUs is included as Registrant Contributions in the Nonqualified Deferred Compensation table below.

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The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans as of December 31, 2020:

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)(3)	Aggregate Balance at Last FYE ($)

Gary A. Norcross	Deferred Comp Plan	—	—	20,940	—	178,236

James W. Woodall	—	—	—	—	—	—

Martin R. Boyd (4)	—	—	—	—	—	—

Bruce F. Lowthers	—	—	—	—	—	—

Asif Ramji	—	—	—	—	—	—

Stephanie L. Ferris	Vested Stock Awards	—	21,969,613	(1,750,189)	(1,292,561)	22,511,333

Mark L. Heimbouch	Vested Stock Awards	—	25,612,431	(8,366)	(1,519,228)	28,209,998

(1)

The amount reported for Ms. Ferris and Mr. Heimbouch, in this column is equal to the amount included with respect to vested but deferred RSUs in the Value Realized on Vesting column in the Option Exercises and Stock Vested table above. As explained in the Option Exercises and Stock Vested table, settlement of these vested RSUs is deferred pursuant to the terms of the applicable award agreement until December 31, 2020, March 1, 2021, December 31, 2021 and March 1, 2022, as applicable.

(2)

For Ms. Ferris and Mr. Heimbouch, the aggregate earnings (loss) reflect the change in value of the shares of our common stock subject to the RSUs calculated based on the change in the closing price from the vesting date to December 31, 2020 and any dividend equivalents earned during such period. In the case of Mr. Norcross, the amount shown in this column represents the increase in the executive’s holdings in 2020 under the FIS Deferred Compensation Plan.

(3)	For Ms. Ferris and Mr. Heimbouch, the amount shown in this column represents the value of shares withheld for FICA taxes.

(4)	In 2020, Mr. Boyd was not eligible to participate in the Company’s nonqualified deferred compensation plans.

The Deferred Compensation Plan

Our U.S. named executive officers are eligible to participate in the FIS Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four-month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $19,500 in 2020, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

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Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2020. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our U.S. salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the Compensation Discussion and Analysis section and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments Under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. The employment agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their agreements in effect on December 31, 2020, other than Ms. Ferris and Mr. Heimbouch, who terminated their employment with the Company for good reason on September 2, 2020 and January 31, 2020, respectively. For Ms. Ferris and Mr. Heimbouch, we have described only the payments and benefits in connection with the actual termination of their employment.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary, any expense reimbursement payments owed, any accrued but unused vacation pay, and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.”

If a named executive officer’s employment is terminated by us for any reason other than for cause or due to the executive’s death or disability, or if the executive terminates his or her employment for good reason, then the executive is entitled to receive:

●

In the case of all named executive officers, a prorated annual bonus, based on the date of termination and the actual bonus that would have been earned in the year of termination had the executive still been employed;

●

In the case of Mr. Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the target annual bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Mr. Boyd, a lump-sum payment equal to the sum of the executive’s (1) annual base salary and (2) the target annual bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Ms. Ferris and Messrs. Lowthers, Heimbouch and Ramji, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the target annual bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Mr. Woodall, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

●	In the case of all named executive officers except for Mr. Boyd, immediate vesting and/or payment of all equity awards;

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●

In the case of Messrs. Norcross and Woodall, COBRA or equivalent coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until the executive becomes eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments;

●

In the case of Ms. Ferris and Messrs. Lowthers, Heimbouch and Ramji, COBRA or equivalent coverage (so long as the executive pays the premiums) for a period of eighteen months or, if earlier, until the executive becomes eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of eighteen monthly COBRA premium payments; and

●	In the case of Messrs. Norcross and Woodall, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of life insurance premiums.

If employment terminates due to death or disability, in the case of all named executive officers the following would be provided:

●	Any accrued obligations;

●	A prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined;

●	The unpaid portion of the executive’s annual base salary for the remainder of the employment term; and

●	Immediate vesting and/or payment of all equity awards.

As noted above, in the case of certain named executive officers, the employment agreements provide for supplemental disability insurance sufficient to provide 2/3 of the executive’s pre-disability base salary up until the age of 65. For purposes of the agreements, an executive will be deemed to have a “disability” if he or she is entitled to receive long- term disability benefits under our long-term disability plan.

Under each of the employment agreements, “cause” means the executive’s:

●	Persistent failure to perform duties consistent with a commercially reasonable standard of care;

●	Willful neglect of duties;

●	Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

●	Material breach of the employment agreement, or material breach of our business policies, accounting practices or standards of ethics; or

●	Impeding or failing to materially cooperate with an investigation authorized by our Board.

The employment agreements define “good reason” as:

●

In the case of all named executive officers, a material diminution in the executive’s position, title or managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed;

●	A material diminution in the executive’s annual base salary or annual bonus opportunity;

●	A material change in the executive’s principal place of employment;

●	Our material breach of any of our obligations under the employment agreement;

●	In the case of Messrs. Norcross and Woodall, a material adverse change in the position to whom the executive reports;

●

In the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one-year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor;

●

In the case of Messrs. Lowthers and Ramji, our giving notice of our intent not to extend the term of their respective agreements at any time during the one-year period following a change in control (as defined in the Omnibus Plan); and

●	In the case of Mr. Norcross, removal from his position as a director or the failure of the Board of Directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he or she first knows the event has occurred. We have 30 days to cure the event.

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The employment agreements for Ms. Ferris and Messrs. Heimbouch and Ramji preserves the “good reason” termination rights under the Worldpay Severance Plan, which was triggered by the Company’s acquisition of Worldpay, Inc. and the corresponding change in their respective positions with FIS. To qualify as a “good reason” termination under the Worldpay Severance Plan, Mr. Ramji must provide notice of termination during the period of December 31, 2020 to July 31, 2021 and Ms. Ferris and Mr. Heimbouch were required to provide notice of termination during the Change in Control Period. Ms. Ferris and Mr. Heimbouch both provided notice of termination in 2020 during the Change in Control Period.

Mr. Norcross’ employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The employment agreements provide us and our shareholders with important protections and rights, including the following:

Exception/Protections

Severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

Except with respect to Mr. Norcross, during his employment with us and in the one-year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, except in the case of Mr. Woodall such post- termination restrictions do not apply if his employment is terminated by us without cause;

In the case of Mr. Norcross, during his employment with us and in the one-year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event occurred due to our giving him notice of our intent not to extend his term at any time during the one-year period following a change in control (however if the other “good reason” events specified in Mr. Norcross’ employment agreement occurred within one-year of our change in control, he will be subject to the non-competition and non-solicitation restriction) or a failure of the Company’s successor to assume his employment agreement; and

During employment and at all times thereafter the executive shall maintain the confidentiality of our confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our Omnibus Plan provides for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Omnibus Plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock and restricted stock units, including vesting restrictions, lapse upon a change in control. Performance-based restricted shares or performance stock units will be deemed earned at the target level upon a change in control with respect to the open performance periods. In 2020, we amended the Omnibus Plan to adopt a double trigger change-in-control acceleration provision for new equity awards that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

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For purposes of the Omnibus Plan, the term “change in control” means the occurrence of any of the following events:

●

An acquisition by an individual, entity or group of 25% or more of our voting power, excluding certain acquisitions including pursuant to a transaction where conditions described in clause (i), (ii) and (iii) in the bullet below are satisfied;

●

Consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

●

During any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

●	Our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Estimated Payments and Benefits Upon Termination of Employment

The severance amounts do not include a prorated 2020 annual incentive, since such named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

Although he is listed in the table below, on March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji will remain with the Company through a transition period until his successor is appointed. For a termination of employment by us without cause or a termination by the executive for good reason,the following payments would be made under these named executive officers’ employment agreements:

Name	Gary A. Norcross	James W. Woodall	Martin R. Boyd	Bruce F. Lowthers	Asif Ramji

Payment	$12,853,164	$4,775,472	$1,359,078	$3,034,876	$2,675,196

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made:

Name	Gary A. Norcross	James W. Woodall	Martin R. Boyd	Bruce F. Lowthers	Asif Ramji

Payment	$4,200,000	$2,177,400	$895,756	$899,167	$870,000

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options (“Stock Options”), performance stock units, and restricted stock unit awards (collectively, the “Stock Awards”) as of December 31, 2020.

The following estimates are based on a stock price of $141.46 per share, which was the closing price of our common stock on December 31, 2020. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $141.46.

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The estimated value of the Stock Options held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executives for good reason, a termination due to death or disability, or a change in control would be as follows:

Name	Gary A. Norcross	James W. Woodall	Martin R. Boyd	Bruce F. Lowthers	Asif Ramji

Payment	$10,053,914	$3,558,152	$1,631,535	$2,579,595	$1,132,244

The estimated value of Stock Awards held by the named executive officers that would vest upon termination by the Company of each executive’s employment without cause or by the executives for good reason, a termination due to death or disability, or a change in control would be as follows:

Name	Gary A. Norcross	James W. Woodall	Martin R. Boyd	Bruce F. Lowthers	Asif Ramji

Payment	$29,266,659	$11,400,261	$1,218,819	$9,867,118	$21,107,652

Pursuant to the terms of Mr. Heimbouch’s employment agreement, on January 31, 2020, Mr. Heimbouch terminated his employment for good reason. In connection with his termination of employment, Mr. Heimbouch received a cash severance amount totaling $3,297,836. In addition, his unvested equity awards granted by Worldpay were immediately vested on January 31, 2020. The estimated value of his unvested Stock Options and unvested Stock Awards that were vested in connection with his termination of employment was $10,250,205 and $31,009,996, respectively. The values described above are based on our stock price of $143.66 per share, which was the closing price of our common stock on January 31, 2020.

Pursuant to the terms of Ms. Ferris’ employment agreement, on September 2, 2020, Ms. Ferris terminated her employment for good reason. In connection with her termination of employment, Ms. Ferris received a cash severance amount totaling $3,023,519. In addition, her unvested equity awards granted by Worldpay and the first tranche of her 2020 FIS equity awards were immediately vested on September 2, 2020. The estimated value of her unvested Stock Options and unvested Stock Awards that were vested in connection with her termination of employment was $4,372,099 and $20,350,847, respectively. The values described above are based on our stock price of $155.76 per share, which was the closing price of our common stock on September 2, 2020.

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Director Compensation

Director fees

As of January 1, 2020, our standard compensatory arrangement with our non-employee directors included the following:

Director fees	Director	Lead Independent Director

Annual Board Retainer	$100,000	$130,000

Annual committee fees	Members	Chair

Audit Committee	$30,000	$65,000

Risk and Technology Committee	$25,000	$55,000

Compensation Committee	$15,000	$30,000

Corporate Governance and Nominating Committee	$15,000	$30,000

On May 28, 2020, following the director election at our annual shareholders meeting, we granted each non-employee director 1,554 RSUs, except Mr. Stiefler who received 1,915 RSUs for his role as the Lead Independent Director of the Board. On June 12, 2020, when Mr. Goldstein joined the Board, we granted 1,094 RSUs to Mr. Goldstein. Grants will vest in full one year from the date of grant based upon continued service on our Board, unless the director elected to defer settlement of the equity grant under the Board equity deferral program until termination of service on our Board.

We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Each non-employee member of our Board is eligible to participate in our deferred compensation plan, which permits Board members to defer their Board and Committee fees, and our Board equity deferral program, which permits Board members to defer the settlement of their annual equity grants until termination of service on our Board.

Mr. Hughes participated in our legacy Certegy Deferred Compensation Plan for non-employee directors. Under the plan, participants could defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest-bearing account. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. All deferred fees are held in our general funds and are paid in cash. Mr. Hughes deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan.

In general, deferred amounts are not paid until after the director terminates service on our Board, at which time the director will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

Mr. Hughes and Mr. Stiefler participate in FIS’ Deferred Compensation Plan for non-employee directors. Under the plan, participants may defer and be deemed to invest up to 100% of their director fees. All deferred fees are held in our general funds and are paid in cash. Mr. Hughes and Mr. Stiefler deferred all of their respective director fees payable to them for 2020.

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The following table sets forth information concerning the compensation of our directors (other than Mr. Norcross) for the fiscal year ending December 31, 2020. As an employee director, Mr. Norcross did not earn compensation as a director in connection with his service on our Board, and Mr. Norcross’ compensation as Chief Executive Officer is disclosed in the Summary Compensation Table above:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(4)	All other Compensation ($)(5)	Total ($)

Lee Adrean (6)	155,000	215,027	—	1,540	371,567

Ellen R. Alemany	160,000	215,027	—	4,156	379,183

Jeffrey A. Goldstein	108,750	149,966	—	—	258,716

Lisa A. Hook	185,000	215,027	—	1,540	401,567

Keith W. Hughes	155,000	215,027	—	5,262	375,289

David K. Hunt (7)	72,500	255,016	—	7,599	335,115

Gary L. Lauer	130,000	215,027	—	1,540	346,567

Louise M. Parent	180,000	215,027	—	3,689	398,716

Brian T. Shea	140,000	215,027	—	2,258	357,285

James B. Stallings, Jr.	140,000	215,027	—	4,156	359,183

Jeffrey E. Stiefler	160,000	264,979	—	1,540	426,519

(1)	Other than Mr. Hughes and Mr. Stiefler who elected to defer their director fees, represents portions of annual Board and committee retainers which directors elected to receive in cash.

(2)

Includes the grant date fair value of stock awards granted during 2020 and calculated in accordance with FASB ASC Topic 718. Additionally, the amount listed for Mr. Hunt is for 2018 and 2019 awards that were modified when accelerated on May 28, 2020 upon his retirement. Assumptions used in the calculation of these amounts are included in Note 17 to our consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on the Form 10-K filed with the SEC.

(3)

The aggregate number of shares (i) subject to unvested RSUs or (ii) deferred under the Board equity deferral program, in each case as of December 31, 2020, for each director was as follows: 1,554 for Mr. Adrean, 3,397 for Ms. Alemany, 1,094 for Mr. Goldstein, 1,554 for Ms. Hook, 4,006 for Mr. Hughes, 1,554 for Mr. Lauer, 3,397 for Ms. Parent, 3,206 for Mr. Shea, 3,397 for Mr. Stallings Jr. and 1,915 for Mr. Stiefler.

(4)

The aggregate number of shares subject to stock option awards outstanding on December 31, 2020 for each director was as follows: 12,800 for Mr. Hughes, 5,023 for Ms. Parent and 17,800 for Mr. Stallings, Jr.

(5)	Represents dividend payments, which directors received in cash once the restricted stock vests.

(6)	In the first quarter of 2021, Lee Adrean notified the Board of his intention to not stand for re-election and to retire at the end of his term on May 19, 2021.

(7)	David K. Hunt retired from the Board at the end of his term on May 28, 2020.

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CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee using our employee population as of October 1, 2020. To identify the median employee, we applied our consistently applied compensation measure across the identified populations. Our consistently applied compensation measure is the compensation provided to employees that is considered taxable wages in the country in which the employee is employed, and this definition was applied consistently within each country for the fiscal year 2020. We then calculated the median employee’s compensation for the fiscal year 2020 in the same manner as the named executive officers in the Summary Compensation Table.

For fiscal year 2020, our median employee compensation was $60,468. Our chief executive officer compensation was $17,905,009. Accordingly, the ratio of the annual total compensation of our CEO to that of our median employee is approximately 296:1.

Our CEO pay ratio is influenced by the countries in which we have employees. Of our employee population on the measurement date, a substantial portion of our employees are in locations where wages are significantly lower than other locations in which we operate.

Global Sustainability

FIS is a leader in technology and services that help businesses and communities thrive by advancing the way the world pays, banks and invests. We are committed to making a positive impact on the world around us through demonstration of excellence in corporate responsibility. We are committed to operating our company with integrity and the highest ethics, contributing to our surrounding communities, promoting diversity and inclusion, empowering our employees, and preserving our natural resources. We are also committed to the highest levels of data security, protecting the privacy of our clients, and ensuring the global financial system is accessible to and inclusive of everyone. Our Board’s Corporate Governance and Nominating Committee oversees our ESG program. In 2020, the Company published its inaugural Global Sustainability Report.

Corporate Governance and Related Matters

Board oversight

Our Board is responsible for the oversight of the business and affairs of our Company. In carrying out this responsibility, the Board oversees the long-term strategy of our Company and advises our senior management to help drive long-term value creation for our shareholders. Our Board is highly engaged and receives regular updates on a wide variety of matters affecting our Company.

CEO performance

Our Compensation Committee, including our Lead Independent Director leads an annual evaluation of Mr. Norcross’ performance. The evaluation process included an executive session of independent directors and ongoing discussions between our Lead Independent Director and Mr. Norcross throughout the year.

Management succession planning

Our Board oversees the succession plan for our CEO, President, CFO, and certain other executive officers, both in an emergency situation and in the ordinary course of business, which includes a review of succession scenarios, planned transitions and timelines and a review of potential candidates. In 2020, the Board participated in multiple meetings dedicated exclusively to strategic planning and management succession planning. In addition, the Board receives periodic updates on the succession plans for our senior management team throughout the year.

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Risk oversight

The Board, acting directly and through its committees, is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. Management is responsible for the day-to-day assessment, identification, monitoring and decision-making regarding the risks we face. Our Board and each Committee are primarily responsible for risk oversight in the areas described below. Each committee of the Board provides periodic reports to the full Board regarding their areas of responsibility and oversight. We believe that our Board’s active role in risk oversight supports our efforts to manage areas of material risk to the Company.

Board/committee	Primary areas of risk oversight

Full Board	Risks and exposures associated with our business strategy, financial performance, policy matters, acquisitions and divestitures, succession planning, crisis management and other current matters that may present material risk to our financial performance, plans, prospects or reputation, as well as risk and exposures associated with our operational infrastructure, particularly security and reliability.

Audit Committee	Risks and exposures associated with financial matters, tax, accounting, disclosure, internal control over financial reporting, internal audit, legal and regulatory compliance, compliance with our code of business conduct and ethics, capital availability and liquidity matters and fraud.

Corporate Governance and Nominating Committee	Risks and exposures associated with director succession planning, environmental, social and corporate governance, overall Board and committee effectiveness and composition.

Compensation Committee	Risks and exposures associated with retention and succession, executive compensation programs and arrangements and certain broad-based compensation vehicles.

Risk and Technology Committee	Risks and exposures associated with the Enterprise Risk Management function, cybersecurity, information security, technology, operations and infrastructure, privacy matters, merchant credit risk and regulatory reports or inquiries related to enterprise risks.

As part of its crisis management oversight, our Board and management have been actively monitoring the coronavirus (or COVID-19) pandemic and its impact globally. The Board has provided oversight and guidance to management on the implementation and execution of the Company’s crisis management plan, which includes plans to ensure the health and safety of our employees, as well as support our clients and the communities affected.

Cybersecurity and information security risk

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. The Risk and Technology Committee oversees the Company’s cybersecurity and information security risk programs, as well as management’s actions to identify, assess, mitigate and remediate material cyber risk issues. The Risk and Technology Committee receives regular quarterly reports from the Chief Risk Officer and Chief Security Officer on the Company’s cybersecurity and information security programs, and periodic updates throughout the year. The Risk and Technology Committee also meets with third-party experts, as appropriate, to evaluate the Company’s cybersecurity and information security programs.

Data protection & privacy

“Think Secure. Be Secure” represents the underlying theme of our comprehensive cybersecurity and data protection programs. In general, global attacks on corporate and government information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for

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many individuals, businesses and governmental entities. We remain vigilant and focused on making strategic investments in information security to protect our clients and our information systems. We also participate in industry and governmental initiatives to improve information security for our clients.

FIS is committed to being a trusted steward of customer and consumer information, and as such complies with all applicable data protection and privacy laws wherever we do business. All FIS employees and contractors are required to complete annual Information Security and Privacy Awareness Training, which includes specific education on personal data protection, compliance, and risk management topics.

Corporate Governance Guidelines

Our Corporate Governance and Nominating Committee reviewed and approved our amended and restated Corporate Governance Guidelines in January 2021. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our Board, a framework for the functioning of our Board and its committees and to establish a common set of expectations as to how our Board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our Board, the selection of directors, the functioning of our Board, the committees of our Board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest.

In response to shareholder feedback, in July 2019, the Corporate Governance and Nominating Committee revised the Corporate Governance Guidelines to provide that the Board must appoint a Lead Independent Director whenever the role of Chairman and CEO is combined. To enhance Board refreshment, our Board also approved in 2019 the adoption of a mandatory retirement age of 75, which is reflected in the Corporate Governance Guidelines. In January 2021, our Corporate Governance and Nominating Committee approved further revisions to the Corporate Governance Guidelines to expand the duties of the Lead Independent Director and limit director overboarding. The Corporate Governance Guidelines also provide that a majority of the members of our Board must be independent directors who our Board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange (“NYSE”), and any other applicable independence standards. The Corporate Governance and Nominating Committee reviews these guidelines and other aspects of our governance at least annually.

A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www. fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 82.

Code of Business Conduct and Ethics

Our Board adopted an amended and restated Code of Business Conduct and Ethics (“Code of Conduct”), which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver or amendment to the Code of Conduct with respect to the CEO, any Executive Officer or any Senior Financial Officer must be approved by the Audit Committee of the Board, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 82.

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The Board

Our Board met thirteen (13) times in 2020, of which four (4) were regularly scheduled quarterly meetings and nine (9) were special meetings. All directors attended each of the regularly scheduled quarterly meetings and 92% of the special meetings.

We do not, as a general matter, require our Board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2021 annual meeting.

Director independence

On January 28, 2021, the Board determined that the then current non-employee members of the Board (Lee Adrean, Ellen R. Alemany, Jeffrey A. Goldstein, Lisa A. Hook, Keith W. Hughes, Gary L. Lauer, Louise M. Parent, Brian T. Shea, James B. Stallings, Jr., and Jeffrey E. Stiefler) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines.

In addition to the Board-level standards for director independence, each member of the Audit Committee and each member of the Compensation Committee meets the heightened independence standards required for such committee members under the NYSE’s listing standards.

Committees of the Board

AUDIT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	RISK AND TECHNOLOGY	EXECUTIVE

The charters of all committees are available on the Investor Relations page of our website at www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 82.

Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE AND NOMINATING	Chair	Members	2020 Meetings	2020 Attendance
	Ellen R. Alemany	Gary L. Lauer Louise M. Parent Brian T. Shea Jeffrey E. Stiefler	4	100%

The Board has determined that each of the Corporate Governance and Nominating Committee members is independent as required by the NYSE.

The primary functions of the committee, as identified in its charter, are to:

●	Identify and recommend to the Board qualified individuals to be nominated for election as directors;

●	Advise and assist the Board with respect to corporate governance matters;

●	Oversee the annual evaluation of the Board and committees; and

●

Provide oversight with respect to the Company’s environmental, corporate social responsibility and corporate governance and global sustainability programs, including reviewing and evaluating ESG plans and practices, overseeing the development and use of the ESG measurement and tracking metrics, and reviewing the annual global sustainability report.

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Evaluation of the Board, the Committees and Directors

To fulfill its responsibilities, the Corporate Governance and Nominating Committee oversees the annual evaluation of the Board and of each committee. In 2020, this annual evaluation was facilitated by an outside consultant with significant corporate governance experience. In this process, each director completed a rigorous self-evaluation form, providing anonymous input regarding the leadership, performance and effectiveness of the Board and each committee on which the director serves. The Chair of our Corporate Governance and Nominating Committee discussed the results with each of the independent directors to solicit input on a range of issues. Each committee chair reviewed that committee’s results with that committee. The Board met to review and discuss the results and feedback from both the Board and committee self-evaluation forms and discussions.

In addition, the outside consultant met with each director to discuss the leadership, performance and effectiveness of the Board and each committee on which the director serves and gathered suggestions for improving the Board’s effectiveness. The outside consultant reviewed the results of its evaluation with the Corporate Governance Committee and the full Board and made recommendations for improvements as appropriate. This process has been successful in evaluating the effectiveness of our Board and committees and identifying areas to improve our Board.

In addition, the Corporate Governance and Nominating Committee periodically assesses the collective skills and experiences of our Board, comparing them to the Company’s long-term strategy. The product of this assessment in 2020 can be found in the Director Skills and Experiences section of Shareholder Proposal No. 1 in this Proxy Statement. The committee makes recommendations to our Board regarding its size, composition and structure based on this assessment. In determining whether to nominate an incumbent director for reelection, the Corporate Governance and Nominating Committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the Board. This process, while not formalized, is both annual and continuous, with the Chairman of the Board, the Lead Independent Director and the Chair of the Corporate Governance and Nominating Committee addressing concerns, as they may arise, with regard to director performance or capacity.

Searches for director candidates

The Corporate Governance and Nominating Committee develops and recommends to the Board criteria for the selection of qualified directors. When a need for a new director to fill a new Board seat or vacancy arises, the Corporate Governance and Nominating Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms or considering candidates recommended by shareholders, as described below. The Committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more Committee members, other members of the Board and select members of executive management. In addition, a background and reference check is conducted. The Committee makes a recommendation to our Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join our Board, with such invitation being extended by the Chairman of the Board.

Board diversity

The Corporate Governance and Nominating Committee periodically reviews the skills and experiences of our current Board to determine whether the addition of directors with particular experience and skills would make our Board more effective. In conducting its evaluation of potential Board candidates, the Committee and the Board consider many factors, with no single factor being determinative or required. Rather, the Committee and the Board weigh all relevant factors to determine whether the candidate will effectively interact with and contribute to the Board in a collaborative and collegial style. Specific qualifications considered include: professional and work history; educational background and degrees earned; financial acumen and qualifications as a “financial expert” under the SEC standards; scope of business experience, including size and complexity of

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organizations run by the candidate, P&L responsibility and international business experience; breadth of experience in the financial technology, financial services, or related industries; Board diversity; ability to satisfy NYSE independence standards; and availability and willingness to commit the necessary time to Board service. In addition, the Committee will look for candidates who have demonstrated throughout their careers the highest personal and professional ethics, integrity, and values. Candidates must possess the experience and perspective to interact effectively with the Board on any number of commercial, financial, or strategic matters. Moreover, these candidates should demonstrate an ability to do all of this with a consultative and engaging approach that encourages active listening and constructive dialogue.

The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, race, ethnicity, skills and experience. The Board is committed to actively seeking out highly-qualified women and minority candidates for each search the Board undertakes. In identifying, evaluating and recommending director nominee candidates, the Corporate Governance and Nominating Committee will consider diversity of gender and ethnicity within the Board, the criteria set forth above, and such other factors as the Committee deems appropriate. The Board makes the importance of gender and racial and ethnic diversity known to any recruiting firm it engages.

Board refreshment

The Corporate Governance and Nominating Committee oversees and plans for director succession and refreshment to maintain a diversity of thought, background and experience that supports the Company’s long- term strategy. Through our succession and refreshment plans, the Corporate Governance and Nominating Committee has an ongoing opportunity to:

●	Evaluate the depth and diversity of experience of our Board;

●	Expand and replace key skills and experience that support our long-term strategy;

●	Continue to seek Board diversity; and

●	Maintain a balanced mix of director tenures.

In 2020, Jeffrey A. Goldstein joined the Board as a new Director.

Director continuing education

In 2020, the Corporate Governance and Nominating Committee formalized and adopted guidelines to promote director continuing education. These guidelines encourage directors to attend director education programs as they deem appropriate to stay abreast of developments in corporate governance, the industry in which FIS participates, and best practices relevant to their contribution to the Board generally as well as to their responsibilities in their specific committee assignments. Directors are encouraged to share with their fellow Board members any insights, observations, or conclusions that may have been derived from relevant director education programs.

Shareholder recommendations for Board membership

The Board of Directors has adopted a policy with respect to the consideration of director candidates recommended by shareholders. A candidate submission from a shareholder will be considered at any time if the following information is submitted to the Corporate Secretary of the Company:

●	The recommending shareholder’s name and address, together with the number of shares, length of period held and proof of ownership;

●	Name, age and address of candidate;

●	Detailed resume of candidate, including education, occupation, employment and other current commitments;

●	Description of arrangements or understandings between the recommending shareholder and the candidate;

●	Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications articulated by the Board;

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●	A signed statement from the candidate, confirming willingness to serve and lack of conflict of interest with the Company; and

●

If the recommending shareholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination.

The Corporate Secretary will promptly forward complying nominee recommendation submissions to the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will apply the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources.

In addition, nominations of individuals for election to our Board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 or Section 2.12 of our Bylaws. Section 2.12, adopted by our Board in January 2017, sets the Proxy Access rights of our shareholders. It provides that a shareholder, or a group of up to twenty (20) shareholders, who have held at least 3% of the total outstanding shares of the Company continuously for three years or more may nominate and include in our proxy materials up to the greater of two (2) directors or twenty percent (20%) of the current Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Section 2.12. For information regarding the deadlines for submitting nomination notices pursuant to Section 1.12 or Section 2.12 of our Bylaws, see “Shareholder Nominations for Board Membership and Other Proposals” on page 81 of this proxy statement.

Audit Committee

Audit	Chair	Members	2020 Meetings	2020 Attendance
	Louise M. Parent	Lee Adrean Ellen R. Alemany Jeffrey A. Goldstein Lisa A. Hook	9	100%

The Board has determined that each of the Audit Committee members is financially literate and Independent as required by the rules of the SEC and the NYSE, and that each member, other than Ms. Parent, is an Audit Committee Financial Expert, as defined by the rules of the SEC.

The primary functions of the Audit Committee, as identified in its charter, are:

●	The engagement, qualifications, compensation, independence and oversight of the work of the independent registered public accounting firm;

●	Preapproving audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the annual audited financial statements, the quarterly financial statements, and any internal control matters requiring attention, before the filing of the Company’s Form 10-K and Form 10-Q;

●	Reviewing our earnings press releases before issuance and the financial information and earnings guidance provided to analysts and rating agencies;

●	Reviewing critical accounting policies and practices;

●	Preparing the Audit Committee report required by the Securities and Exchange Commission to be included in the Company’s Annual Proxy Statement;

●	Oversight of the internal audit function, including audit plans, audit results, budgets, staffing and performance;

●

Reviewing the quality, adequacy and effectiveness of the Company’s internal controls over financial reporting and any significant deficiencies or material weaknesses in internal controls over financial reporting;

●	Oversight of the Company’s compliance with legal, tax and regulatory requirements and the associated legal and compliance risks;

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●	Reviewing any legal matters that may have a material impact on the Company;

●

Ensuring that management has established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law, whether through the Company’s help line or otherwise; and

●

Reviewing requests for and determining whether to grant or deny waivers of the Company’s Code of Business Conduct and Ethics applicable to senior financial and executive officers, monitoring the Company’s activities to enforce compliance with the Code of Business Conduct and Ethics, and approving all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company).

The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58) (A) of the Exchange Act.

Compensation Committee

Compensation	Chair	Members	2020 Meetings	2020 Attendance
	Keith W. Hughes	Jeffrey A. Goldstein Gary L. Lauer James B. Stallings, Jr. Jeffrey E. Stiefler	5	100%

The Board has determined that each of the Compensation Committee members is independent under the heightened independence standards required by the NYSE for Compensation Committee members.

The primary functions of the Compensation Committee, as identified in its charter, are:

●

Reviewing and approving goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on such evaluation;

●	Setting salaries and approving employment agreements, equity and incentive compensation awards and compensation policies for all executive officers;

●	Reviewing equity compensation awards made to executives by the CEO pursuant to a delegation of authority by the Board of Directors;

●	Approving the total equity awards made to executives as part of the Company’s annual equity grant;

●	Approving any new or revised compensation and benefit plans applicable to executive officers;

●	Establishing and monitoring compliance with any stock ownership and holding guidelines of the Company that are applicable to executive officers or directors;

●	Reviewing and approving the implementation or revision of any clawback policy allowing the Company to recoup compensation paid to executive officers and other employees;

●

Recommending to the Board for approval the frequency with which the Company will include in its proxy and information statement a management proposal that provides shareholders an advisory vote on executive compensation (“Say on Pay”);

●

Reviewing the Company’s incentive compensation practices, policies and programs for executive officers and other employees to determine whether such practices, policies and programs create undesired or unintentional risks and whether any such risks are reasonably likely to have a material adverse effect on the Company;

●

Recommending action to the Board to create, authorize, approve, amend and/or terminate any new or existing compensation and benefit plans that apply to the non-employee members of the Board of Directors; and

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●	Reviewing and approving on an annual basis the Compensation Discussion and Analysis and Executive and Director Compensation sections for inclusion in the Company’s Annual Proxy Statement.

For more information regarding the responsibilities of the Compensation Committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 31.

Risk and Technology Committee

Risk and Technology	Chair	Members	2020 Meetings	2020 Attendance
	Lisa A. Hook	Lee Adrean Keith W. Hughes Brian T. Shea James B. Stallings, Jr.	6	100%

While the Board is ultimately responsible for risk oversight at our Company, our Board has delegated oversight of the Company’s risk management process to the Risk and Technology Committee. Its role in the Company’s risk oversight process includes overseeing the activities of the executive risk and technology committee (“ERTC”) and management’s enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established a Risk, Information Security and Compliance (“RISC”) group that is responsible for ensuring that all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to the ERTC and the Risk and Technology Committee and, in the case of the Company’s Compliance and Ethics programs, to the Audit Committee of the Board. The RISC group is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordinating and conducting risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The ERTC is responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Risk and Technology Committee verifies the risk management strategy deployed by the RISC group and the ERTC and reviews and approves the Company’s identified top risks and risk management plan. The Risk and Technology Committee receives periodic risk management effectiveness reporting from management, as well as updates on program changes and emerging risks.

The primary functions of the Committee, as identified in its Charter, are:

●	Reviewing executive management’s deployment of an Enterprise Risk framework and its risk measurement methodologies, and reviewing the results of risk management reviews and assessments;

●	Reviewing with executive management the Company’s policies, procedures and standards for identifying and managing Enterprise Risks;

●

Reviewing reports from executive management regarding the Company’s compliance with applicable Enterprise Risk-related policies, procedures and standards and the Company’s performance relative to such policies, procedures and standards;

●	Reviewing significant regulatory reports of the Company related to the Enterprise Risks and remediation plans related to such Enterprise Risks;

●	Reviewing and overseeing the Company’s data security risk strategy and data security risk policies and controls;

●	Reviewing the Company’s Enterprise Risk strategy and Enterprise Risk policies and controls;

●	Conducting periodic assessments of the state of the Company’s management culture; and

●	Discharging any other responsibilities or duties delegated to the Committee by the Board from time to time.

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Executive Committee

Executive	Chair	Members	2020 Meetings	2020 Attendance
	Gary A. Norcross	Ellen R. Alemany Lisa A. Hook Keith W. Hughes Louise M. Parent Jeffrey E. Stiefler	0

The primary function of the Executive Committee, as identified in its charter, is to act on behalf of the full Board between regularly scheduled Board meetings, when time is of the essence. In lieu of holding meetings of the Executive Committee, the Chairman elected to hold additional meetings with the full Board throughout the year.

In response to the coronavirus or COVID-19 pandemic, in March 2020 the Board revised the Executive Committee Charter to provide for emergency governance provisions regarding notice and quorum requirements in the event of an acute emergency.

Board Leadership Structure

Mr. Norcross is our Chief Executive Officer and the Chairman of our Board. As Chief Executive Officer, Mr. Norcross is responsible for setting our strategic direction and day-to-day leadership and performance of our Company. As the Chairman of the Board, Mr. Norcross provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Our Board believes this Board leadership structure is appropriate for the Company, in that the combined role of the Chairman of the Board and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. In making the decision to appoint Mr. Norcross the Chairman, the Board also considered the Company’s strong performance under Mr. Norcross. Finally, the Board considered the fact that the Company has a strong Lead Independent Director, as discussed below.

Role of the Lead Director

On July 31, 2019, following a recommendation from the Corporate Governance and Nominating Committee, the Board appointed Jeffrey Stiefler to serve as Lead Independent Director. The responsibilities of the Lead Independent Director include:

●	Chairing executive sessions of the independent directors of the Board and discussing with the Chairman and/or CEO issues discussed in executive session;

●	Collaborating with the Chairman and/or CEO to set the Board agenda;

●

Acting as an intermediary between the independent directors and the Chairman for the purposes of agenda input, issue discussion and flow of information, without inhibiting direct communications between the Chairman and other directors;

●	Assisting the Corporate Governance and Nominating Committee in the nomination of new Board members;

●	Assisting the Compensation Committee with the annual performance evaluation of the Chief Executive Officer;

●	Serving as a designated member of the Executive Committee of the Board;

●	Communicating with the Chairman on strategic business issues; and

●	Consulting with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.

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The purpose of the Audit Committee of the Board of Directors is primarily to provide independent review and oversight of the Company’s accounting and financial reporting processes, financial statements, internal controls over financial reporting, audit processes and financial results of the Company’s operations. As set forth in the written charter of the Audit Committee, management of the Company is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations.

KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles and performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). In performing our oversight function, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of FIS as of and for the year ended December 31, 2020. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. The Committee has also discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the Securities and Exchange Commission.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each Audit Committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting.

Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2020 and that KPMG be appointed the independent registered public accounting firm for FIS for 2021.

The foregoing report is provided by the following independent directors, who constituted the Audit Committee as of December 31, 2020:	Audit Committee
Louise M. Parent (Chair)
Lee Adrean
Ellen R. Alemany
Jeffrey A. Goldstein
Lisa A. Hook

80	Fidelity National Information Services, Inc.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee charter calls for our Audit Committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related person transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our Audit Committee charter described above is in addition to and does not supersede any other applicable Company policies or procedures, including our Code of Conduct. During our 2020 fiscal year, there have been no transactions, or currently proposed transactions, between the Company and related persons that required review by the Audit Committee or that required disclosure in this proxy statement.

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. The Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any reports required to be filed pursuant to Section 16 during fiscal year 2020. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2020, no director or executive officer of FIS failed to file reports required by Section 16(a) on a timely basis.

Shareholder Nominations for Board Membership and Other Proposals

A shareholder wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2022 must comply with Section 1.12 (Shareholder Proposals and Nominations) or Section 2.12 (Proxy Access) of our Bylaws. Section 1.12 requires notice to FIS no later than December 10, 2021, accompanied by the information required by Section 1.12. Section 2.12(b) requires notice to FIS no earlier than November 10, 2021 and no later than December 10, 2021, accompanied by the information required by Section 2.12. If the date of the Annual Meeting of Shareholders to be held in 2022 is changed to a date more than 30 days earlier or later than May 19, 2022, shareholders wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2022 must comply with the notice deadlines as calculated in Section 1.12(c) and 2.12(b).

Any other proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2022 must be received by the Company no later than December 10, 2021. Any proposal that a shareholder wishes to bring before the 2022 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 10, 2021. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s Bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2021 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

Fidelity National Information Services, Inc.	81

Other matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

Available information

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

82	Fidelity National Information Services, Inc.

SCAN TO VIEW MATERIALS & VOTE w FIDELITY NATIONAL INFORMATION SERVICES, INC. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32865-P50595 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIDELITY NATIONAL INFORMATION SERVICES, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. Ellen R. Alemany ! ! ! For Against Abstain 1b. Jeffrey A. Goldstein ! ! ! 2. Advisory vote on Fidelity National Information Services, Inc. ! ! ! executive compensation. 1c. Lisa A. Hook ! ! ! 3. To ratify the appointment of KPMG LLP as our ! ! ! independent registered public accounting rm for 2021. 1d. Keith W. Hughes ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e. Gary L. Lauer ! ! ! 1f. Gary A. Norcross ! ! ! 1g. Louise M. Parent ! ! ! 1h. Brian T. Shea ! ! ! 1i. James B. Stallings, Jr. ! ! ! 1j. Jeffrey E. Stieer ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofcer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D32866-P50595 FIDELITY NATIONAL INFORMATION SERVICES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2021 The undersigned hereby appoints Gary A. Norcross, Marc M. Mayo and Charles H. Keller, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 25, 2021, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 19, 2021, or any adjournment thereof. Due to the pandemic caused by the coronavirus or COVID-19, if public health developments warrant, we may add procedures or limitations on meeting attendees and/or may decide to hold the meeting by means of remote communication, as permitted by applicable law. If we determine to make any change, we will announce the changes as soon as practicable before our Annual Meeting and provide instructions on how shareholders can participate and inspect a list of shareholders of record in a press release available at https://www.investor. sglobal.com and led with the SEC as additional proxy material. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Continued and to be signed on reverse side